Exhibit 99.1
Item 6.  Selected Financial Data
     The following sets forth selected consolidated financial and operating information for BioMed Realty Trust, Inc. and for 201 Industrial Road, L.P., our predecessor, which are derived from our audited consolidated financial statements. We have not presented historical information for BioMed Realty Trust, Inc. prior to August 11, 2004, the date on which we consummated our initial public offering, because during the period from our formation until our initial public offering, we did not have material corporate activity. The following data should be read in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Item 7 of this report.

BIOMED REALTY TRUST, INC. AND BIOMED REALTY TRUST, INC. PREDECESSOR
(Dollars in thousands, except share data)

	BioMed Realty Trust, Inc.					Predecessor
					Period	Period
					August 11,	January 1,
					2004 through	2004 through
	Year Ended December 31,				December 31,	August 17,
	2008	2007	2006	2005	2004	2004
Statements of Income:
Revenues:
Total revenues	$301,973	$266,109	$218,735	$138,784	$28,654	$3,714

Expenses:
Rental operations and real estate taxes	84,729	71,142	60,999	46,358	11,619	353
Depreciation and amortization	84,227	72,202	65,063	39,378	7,853	600
General and administrative	22,834	21,870	18,085	13,278	3,130	—

Total expenses	191,790	165,214	144,147	99,014	22,602	953

Income from operations	110,183	100,895	74,588	39,770	6,052	2,761
Equity in net (loss)/income of unconsolidated partnerships	(1,200)	(893)	83	119	(11)	—
Interest income	485	990	1,102	1,333	190	—
Interest expense	(41,172)	(28,786)	(40,945)	(23,226)	(1,180)	(1,760)
Loss on derivative instruments	(19,948)	—	—	—	—	—
Gain on extinguishment of debt	14,783	—	—	—	—	—

Income from continuing operations	63,131	72,206	34,828	17,996	5,051	1,001
Income from discontinued operations before gain on sale of assets	—	639	1,542	57	—	—
Gain on sale of real estate assets	—	1,087	—	—	—	—

Income from discontinued operations	—	1,726	1,542	57	—	—

Net income	63,131	73,932	36,370	18,053	5,051	1,001
Net income attributable to noncontrolling interests	(2,077)	(2,531)	(1,610)	(1,007)	(269)	—

Net income attributable to the Company	61,054	71,401	34,760	17,046	4,782	1,001

Preferred stock dividends	(16,963)	(16,868)	—	—	—	—

Net income available to common stockholders	$44,091	$54,533	$34,760	$17,046	$4,782	$1,001

Income from continuing operations per share available to common stockholders:
Basic earnings per share	$0.61	$0.81	$0.59	$0.44	$0.15	—
Diluted earnings per share	$0.61	$0.80	$0.59	$0.43	$0.15	—
Net income per share available to common stockholders:
Basic earnings per share	$0.61	$0.83	$0.61	$0.44	$0.15	—
Diluted earnings per share	$0.61	$0.83	$0.61	$0.44	$0.15	—
Weighted-average common shares outstanding:
Basic	71,684,244	65,303,204	55,928,975	38,913,103	30,965,178	—
Diluted	75,408,153	68,738,694	58,886,694	42,091,195	33,767,575	—
Cash dividends declared per common share	$1.34	$1.24	$1.16	$1.08	$0.4197	—
Cash dividends declared per preferred share	$1.84	$1.83	—	—	—	—
Balance Sheet Data (at period end):
Investments in real estate, net	$2,960,429	$2,807,599	$2,457,721	$1,129,371	$468,530	—
Total assets	3,229,314	3,058,631	2,692,572	1,337,310	581,723	—
Total indebtedness	1,341,099	1,489,585	1,329,588	513,233	102,236	—
Total liabilities	1,591,365	1,641,850	1,444,843	586,162	137,639	—
Stockholders’ equity	1,637,949	1,416,781	1,247,729	751,148	444,084	—
Other Data:
Cash flows from/(used in)(1):
Operating activities	115,046	114,965	101,588	54,762	14,497	—
Investing activities	(218,661)	(409,301)	(1,339,463)	(601,805)	(457,218)	—
Financing activities	111,558	282,151	1,243,227	539,486	470,433	—

(1)	Cash flow information for 2004 is combined for BioMed Realty Trust, Inc. and our predecessor.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report. We make statements in this section that are forward-looking statements within the meaning of the federal securities laws. For a complete discussion of forward-looking statements, see the section above entitled “Item 1. Business — Forward-Looking Statements.” Certain risk factors may cause our actual results, performance or achievements to differ materially from those expressed or implied by the following discussion. For a discussion of such risk factors, see the section above entitled “Item 1A. Risk Factors.”
Overview
     As used herein, the terms “we,” “us,” “our” or the “Company” refer to BioMed Realty Trust, Inc., a Maryland corporation, and any of our subsidiaries, including BioMed Realty, L.P., a Maryland limited partnership (our “Operating Partnership”). We operate as a fully integrated, self-administered and self-managed real estate investment trust (“REIT”) focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. Our tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. Our properties are generally located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey.
     We were formed on April 30, 2004 and completed our initial public offering on August 11, 2004.
     As of December 31, 2008, our portfolio consisted of 69 properties, representing 112 buildings with an aggregate of approximately 10.4 million rentable square feet, including approximately 1.4 million square feet of development in progress. We also owned undeveloped land parcels adjacent to existing properties that we estimate can support up to approximately 1.4 million rentable square feet of laboratory and office space.
Factors Which May Influence Future Operations
     Our long-term corporate strategy is to continue to focus on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. As of December 31, 2008, our operating portfolio was 86.9% leased to 115 tenants. As of December 31, 2007, our operating portfolio was 93.8% leased to 112 tenants. The decrease in the overall leasing percentage is a reflection of an increase in the rentable square footage in our operating portfolio, which increased by approximately 830,000 rentable square feet in the year ended December 31, 2008 due to the completion of development or redevelopment activities at a number of properties. Total leased square footage during the same period increased by approximately 261,000 square feet within the operating portfolio.
     Leases representing approximately 4.2% of our leased square footage expire during 2009 and leases representing approximately 10.0% of our leased square footage expire during 2010. Our leasing strategy for 2009 focuses on leasing currently vacant space and negotiating renewals for leases scheduled to expire during the year, and identifying new tenants or existing tenants seeking additional space to occupy the spaces for which we are unable to negotiate such renewals. We may proceed with additional new developments, as real estate and capital market conditions permit.
  Redevelopment/Development Properties
     We are actively engaged in the redevelopment and development of certain properties in our portfolio. We believe that these activities will ultimately result in a return on our additional investment once the redevelopment and development activities have been completed and the properties are leased. However, redevelopment and development activities involve inherent risks and assumptions relating to our ability to fully lease the properties. Our objective is that these properties will be fully leased upon completion of the construction activities. However, our ability to fully lease the properties may be adversely affected by changing market conditions, including periods of economic slowdown or recession, rising interest rates, declining demand for life science office and laboratory space, local oversupply of real estate assets, or competition from others, which may diminish our opportunities for leasing the property on favorable terms or at all. In addition, we may fail to retain tenants that have pre-leased our properties, or may face significant monetary penalties, if we do not complete the construction of these properties in a timely manner or to the tenants’ specifications. Further, our competitors with greater resources may have more flexibility than we do in their ability to offer rental concessions to attract tenants to their properties, which could put pressure on our ability to attract tenants at rental rates that will provide an expected return on our additional investment in these properties. As a result, we may be unable to fully lease some of our redevelopment/development properties in a timely manner upon the completion of major construction activities.

     We also rely on external sources of debt and equity funding to provide capital for our redevelopment and development projects. Although we believe that we currently have sufficient borrowing capacity and will be able to obtain additional funding as necessary, we may be unable to obtain financing on favorable terms (or at all) or we may be forced to seek alternative sources of potentially less attractive financing, which may require us to adjust our business and construction plans accordingly. Further, we may spend more time or money than anticipated to redevelop or develop our properties due to delays or refusals in obtaining all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations or other unanticipated delays in the construction.
     The following summarizes our consolidated properties under repositioning or redevelopment at December 31, 2008:

	Total Property		Estimated Full
	Rentable	Percent	In-Service
Property	Square Feet	Leased	Date(1)
Elliott Avenue	134,989	0.0%	Q1 2010
Pacific Research Center	1,389,517	24.2%	Q2 2009

Total/Weighted-Average	1,524,506	22.1%

(1)	Our estimate of the time in which redevelopment will be substantially complete. We estimate that the projects will be substantially complete and held available for their intended use upon the completion of tenant improvements, but no later than one year from the cessation of major construction activities. We currently estimate that we will invest up to an additional $145.0 million before the redevelopment on these properties is substantially complete.
     The following summarizes our consolidated properties under development at December 31, 2008 (portions of certain development properties were delivered to tenants for their intended use during the year ended December 31, 2008):

	Estimated			Estimated	Estimated Full
	Rentable	Percent	Investment	Total	In-Service
Property	Square Feet	Leased	to Date	Investment	Date(1)
	(Dollars in thousands)
Center for Life Science | Boston	704,159	87.1%	$709,200	$720,000	Q1 2009
530 Fairview Avenue	96,188	65.9%	38,500	47,500	Q2 2009
Landmark at Eastview II(2)	360,520	69.2%	85,000	145,000	Q2 2009

Total/Weighted-Average	1,160,867	79.8%	$832,700	$912,500

(1)	Our estimate of the time in which development will be substantially complete. We estimate that the projects will be substantially complete and held available for their intended use upon the completion of tenant improvements, but no later than one year from the cessation of major construction activities.

(2)	A previously undeveloped portion of the property was undergoing development as of December 31, 2008 and has been reflected separately from the stabilized portion of the property. However, we have not separated this previously undeveloped portion into a separate property for legal and accounting purposes. Therefore, we still classify the Landmark at Eastview property as a stabilized property although it is also included in our discussion of development properties.

Lease Expirations
     The following is a summary of lease expirations over the next ten calendar years for leases in place at December 31, 2008. This table assumes that none of the tenants exercise renewal options or early termination rights, if any, at or prior to the scheduled expirations:

					Annualized
				Percent of	Base Rent
		Percent of	Annualized	Annualized	per Leased
	Leased	Leased	Base Rent	Base Rent	Square Foot
Year of Lease Expiration	Square Feet	Square Feet	Current	Current	Current
	(In thousands)
2009(1)	323,554	4.2%	$7,045	2.6%	$21.77
2010(2)	771,082	10.0%	17,861	6.5%	23.16
2011	380,013	4.9%	13,394	4.9%	35.25
2012	469,936	6.1%	11,182	4.1%	23.79
2013	434,141	5.6%	10,218	3.7%	23.54
2014	617,695	8.0%	14,051	5.1%	22.75
2015	84,157	1.1%	2,760	1.0%	32.80
2016	623,067	8.0%	23,803	8.7%	38.20
2017	198,447	2.6%	4,783	1.7%	24.10
2018	1,085,616	14.0%	47,159	17.2%	43.44
Thereafter	2,754,580	35.5%	122,441	44.5%	44.45

Total Portfolio/Weighted-Average	7,742,288	100.0%	$274,697	100.0%	$35.48

(1)	Includes current month-to-month leases.

(2)	The maturity dates for approximately 192,000 and 100,000 leased square feet originally expiring on August 31, 2010 and December 31, 2010, respectively, were extended through December 31, 2015 pursuant to lease amendments executed with a tenant on January 12, 2009.
     The success of our leasing and development strategy will be dependent upon the general economic conditions and more specifically real estate market conditions and life science industry trends in the United States and in our target markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania, New York/New Jersey and research parks near or adjacent to universities. We cannot give any assurance that leases will be renewed or that available space will be released at rental rates equal to or above the current contractual rental rates or at all.
Critical Accounting Policies
     The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. We base our estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied resulting in a different presentation of our financial statements. On an ongoing basis, we evaluate our estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current information. Below is a discussion of accounting policies that we consider critical in that they address the most material parts of our financial statements, require complex judgment in their application or require estimates about matters that are inherently uncertain.

  Investments in Real Estate
     Investments in real estate are carried at depreciated cost. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements	15-40 years
Ground lease	Term of the related lease
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	3 to 5 years
Acquired in-place leases	Non-cancelable term of the related lease
Acquired management agreements	Non-cancelable term of the related agreement
     Our estimates of useful lives have a direct impact on our net income. If expected useful lives of our investments in real estate were shortened, we would depreciate the assets over a shorter time period, resulting in an increase to depreciation expense and a corresponding decrease to net income on an annual basis.
     Management must make significant assumptions in determining the value of assets and liabilities acquired. The use of different assumptions in the allocation of the purchase cost of the acquired properties would affect the timing of recognition of the related revenue and expenses. The fair-value of tangible assets of an acquired property (which includes land, buildings, and improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, buildings and improvements based on management’s determination of the relative fair-value of these assets. Factors considered by us in performing these analyses include an estimate of the carrying costs during the expected lease-up periods, current market conditions, and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand.
     The aggregate value of other acquired intangible assets consisting of acquired in-place leases and acquired management agreements are recorded based on a variety of considerations including, but not necessarily limited to: (a) the value associated with avoiding the cost of originating the acquired in-place leases (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (b) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes and insurance); and (c) the value associated with lost rental revenue from existing leases during the assumed lease-up period. The fair-value assigned to the acquired management agreements are recorded at the present value (using a discount rate which reflects the risks associated with the management agreements acquired) of the acquired management agreements with certain tenants of the acquired properties. The values of in-place leases and management agreements are amortized to expense over the remaining non-cancelable period of the respective leases or agreements. If a lease were to be terminated or if termination is determined to be likely (e.g., in the case of a tenant bankruptcy) prior to its contractual expiration, amortization of all unamortized amounts related to that lease would be accelerated and such amounts written off.
     Costs incurred in connection with the acquisition, development or construction of properties and improvements are capitalized. Capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other direct costs incurred during the period of development. We capitalize costs on land and buildings under development until construction is substantially complete and the property is held available for occupancy. The determination of when a development project is substantially complete and when capitalization must cease involves a degree of judgment. We consider a construction project as substantially complete and held available for occupancy upon the completion of landlord-owned tenant improvements or when the lessee takes possession of the unimproved space for construction of its own improvements, but no later than one year from cessation of major construction activity. We cease capitalization on the portion substantially completed and occupied or held available for occupancy, and capitalize only those costs associated with any remaining portion under construction. Capitalized costs associated with unsuccessful acquisitions are charged to expense when an acquisition is no longer considered probable.
     Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repairs and maintenance costs include all costs that do not extend the useful life of an asset or increase its operating efficiency. Significant replacement and betterments represent costs that extend an asset’s useful life or increase its operating efficiency.
     When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, we review the recoverability of the property’s carrying value. The review of recoverability is based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the long-lived asset’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a long-lived asset, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair-value of the property. We are required to make subjective assessments as to whether there are impairments in the values of our investments in long-lived assets. These assessments have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Although our strategy is to hold our properties over the long-term, if our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized to reduce the property to the lower of the carrying amount or fair-value less costs to sell, and such loss could be material. If we determine that impairment has occurred, the affected assets must be reduced to their fair-value.
  Revenue Recognition
     We commence revenue recognition on our leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. In determining what constitutes the leased asset, we evaluate whether we or the lessee is the owner, for accounting purposes, of the tenant improvements. If we are the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If we conclude that we are not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives, which reduce revenue recognized on a straight-line basis over the remaining non-cancelable term of the respective lease. In these circumstances, we begin revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct improvements. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. We consider a number of different factors to evaluate whether we or the lessee is the owner of the tenant improvements for accounting purposes. These factors include:
•	whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•	whether the tenant or landlord retain legal title to the improvements;

•	the uniqueness of the improvements;

•	the expected economic life of the tenant improvements relative to the length of the lease;

•	the responsible party for construction cost overruns; and

•	who constructs or directs the construction of the improvements.
     The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment. In making that determination we consider all of the above factors. However, no one factor is determinative in reaching a conclusion.
     All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the term of the related lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in accrued straight-line rents on the accompanying consolidated balance sheets and contractually due but unpaid rents are included in accounts receivable. Existing leases at acquired properties are reviewed at the time of acquisition to determine if contractual rents are above or below current market rents for the acquired property. An identifiable lease intangible asset or liability is recorded based on the present value (using a discount rate that reflects the risks associated with the acquired leases) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) our estimate of the fair market lease rates for the corresponding in-place leases at acquisition, measured over a period equal to the remaining non-cancelable term of the leases and any fixed rate renewal periods. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the remaining non-cancelable terms of the respective leases. If a lease were to be terminated or if termination were determined to be likely (e.g., in the case of a tenant bankruptcy) prior to its contractual expiration, amortization of the related unamortized above or below market lease intangible would be accelerated and such amounts written off.
     Substantially all rental operations expenses, consisting of real estate taxes, insurance and common area maintenance costs are recoverable from tenants under the terms of our lease agreements. Amounts recovered are dependent on several factors, including occupancy and lease terms. Tenant recovery revenue is recognized in the period the expenses are incurred. The reimbursements are recognized and presented in accordance with Emerging Issues Tax Force Issue (“EITF”) No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent (“EITF 99-19”). EITF 99-19 requires that these reimbursements be recorded gross, as the Company is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the credit risk.

     Lease termination fees are recognized when the related leases are canceled, collectability is assured, and we have no continuing obligation to provide space to former tenants.
     We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent and tenant recovery payments or defaults. We may also maintain an allowance for accrued straight-line rents and amounts due from lease terminations based on our assessment of the collectability of the balance.
     Payments received under master lease agreements entered into with the sellers of properties to lease space that was not producing rent at the time of the acquisition are recorded as a reduction to buildings and improvements rather than as rental income in accordance with EITF 85-27, Recognition of Receipts from Made-Up Rental Shortfalls.
   Investments in Partnerships
     We evaluate our investments in limited liability companies and partnerships under Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46R”), an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. FIN 46R provides guidance on the identification of entities for which control is achieved through means other than voting rights (“variable interest entities”) and the determination of which business enterprise should consolidate the variable interest entity (the “primary beneficiary”). Generally, FIN 46R applies when either (1) the equity investors (if any) lack one or more of the essential characteristics of a controlling financial interest, (2) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support or (3) the equity investors have voting rights that are not proportionate to their economic interests and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest.
     If FIN 46R does not apply, we consider EITF Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”), which provides guidance in determining whether a general partner controls a limited partnership. EITF 04-5 states that the general partner in a limited partnership is presumed to control that limited partnership. The presumption may be overcome if the limited partners have either (1) the substantive ability to dissolve the limited partnership or otherwise remove the general partner without cause or (2) substantive participating rights, which provide the limited partners with the ability to effectively participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s business and thereby preclude the general partner from exercising unilateral control over the partnership. If the criteria in EITF 04-5 are met, the consolidation of the partnership or limited liability company is required.
     Except for investments that are consolidated in accordance with FIN 46R or EITF 04-5, we account for investments in entities over which we exercise significant influence, but do not control, under the equity method of accounting. These investments are recorded initially at cost and subsequently adjusted for equity in earnings and cash contributions and distributions. Under the equity method of accounting, our net equity in the investment is reflected in the consolidated balance sheets and our share of net income or loss is included in our consolidated statements of income.
     On a periodic basis, we assess whether there are any indicators that the carrying value of our investments in partnerships or limited liability companies may be impaired on a more than temporary basis. An investment is impaired only if our estimate of the fair-value of the investment is less than the carrying value of the investment on a more than temporary basis. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying value of the investment over the fair-value of the investment.
  Assets and Liabilities Measured at Fair-Value
     On January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair-value, establishes a framework for measuring fair-value, and expands disclosures about fair-value measurements. SFAS 157 applies to reported balances that are required or permitted to be measured at fair-value under existing accounting pronouncements; accordingly, the standard does not require any new fair-value measurements of reported balances. As of December 31, 2008, we have applied the provisions of SFAS 157 to the valuation of our interest rate swaps, which are the only financial instruments measured at fair-value on a recurring basis.
     On January 1, 2008, we adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits companies to choose to measure certain financial instruments and other items at fair-value in order to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently. However, we have not elected to measure any additional financial instruments and other items at fair-value (other than those previously required under other GAAP rules or standards) under the provisions of this standard.

     SFAS 157 emphasizes that fair-value is a market-based measurement, not an entity-specific measurement. Therefore, a fair-value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, SFAS 157 establishes a fair-value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
     Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. Our assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.
     Currently, we use forward starting and interest rate swaps to manage our interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair- values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. To comply with the provisions of SFAS 157, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair-value measurements. In adjusting the fair-value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.
  Derivative Instruments
     We record all derivatives on the balance sheet at fair-value. The accounting for changes in the fair-value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair-value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair-value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.
     For derivatives designated as cash flow hedges, the effective portion of changes in the fair-value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair-value of the derivative is recognized directly in earnings. We assess the effectiveness of each hedging relationship by comparing the changes in cash flows of the derivative hedging instrument with the changes in cash flows of the designated hedged item or transaction.
     Our objective in using derivatives is to add stability to interest expense and to manage our exposure to interest rate movements or other identified risks. To accomplish this objective, we use interest rate swaps as part of our cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During 2008 and 2007, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt and future variability in the interest related cash flows from forecasted issuances of debt. We formally document the hedging relationships for all derivative instruments, we have historically accounted for all of our interest rate swap agreements as cash flow hedges, and we have not used derivatives for trading or speculative purposes. At December 31, 2008, the hedging relationships for two of our four forward starting swaps were no longer considered highly effective and we were required to prospectively discontinue hedge accounting for these two swaps under SFAS No. 133, Accounting for Derivative Investment and Hedging Activities (“SFAS 133”). See Note 11 to the Consolidated Financial Statements.

Newly Issued Accounting Pronouncements
     See Notes to Consolidated Financial Statements included elsewhere herein for disclosure and discussion of new accounting standards.
Results of Operations
     The following is a comparison, for the years ended December 31, 2008 and 2007 and for the years ended December 31, 2007 and 2006, of the consolidated operating results of BioMed Realty Trust, Inc.
   Comparison of the Year Ended December 31, 2008 to the Year Ended December 31, 2007
     The following table sets forth the basis for presenting the historical financial information for same properties (all properties except redevelopment/development, new properties, and corporate and discontinued operations), redevelopment/development properties (properties that were entirely or primarily under redevelopment or development during either of the years ended December 31, 2008 or 2007), new properties (properties that were not owned for each of the full years ended December 31, 2008 and 2007 and were not under redevelopment/ development) and corporate entities (legal entities performing general and administrative functions and fees received from our PREI joint venture joint ventures), in thousands:

			Redevelopment/
			Development
	Same Properties		Properties		New Properties		Corporate
	2008	2007	2008	2007	2008	2007	2008	2007
Rental	$181,984	$176,664	$30,580	$10,760	$14,965	$8,585	$(65)	$(13)
Tenant recoveries	57,963	55,016	11,853	5,583	1,780	966	570	170
Other income	313	516	2	7,182	—	—	2,028	680

Total revenues	$240,260	$232,196	$42,435	$23,525	$16,745	$9,551	$2,533	$837

     Rental Revenues.  Rental revenues increased $31.5 million to $227.5 million for the year ended December 31, 2008 compared to $196.0 million for the year ended December 31, 2007. The increase was primarily due to acquisitions during 2007 and 2008 and properties that were under redevelopment or development for which partial revenue recognition commenced during 2008 (principally at our Center for Life Science | Boston property), partially offset by properties that generated rental revenues in 2007, which subsequently entered redevelopment. Same property rental revenues increased $5.3 million, or 3.0%, for the year ended December 31, 2008 compared to the same period in 2007. The increase in same property rental revenues was primarily a result of the expansion of an existing lease at our King of Prussia property, new leases at our Landmark at Eastview, Road to the Cure and Phoenixville Pike properties, and inflation-indexed rent increases at other properties, partially offset by lease expirations and early lease terminations.
     Tenant Recoveries.  Revenues from tenant reimbursements increased $10.5 million to $72.2 million for the year ended December 31, 2008 compared to $61.7 million for the year ended December 31, 2007. The increase was primarily due to the commencement of new leases at a number of properties, increases in utility usage and rates, acquisitions during 2007 and 2008, properties that were under redevelopment or development for which partial revenue recognition commenced during 2008 (principally at our Center for Life Science | Boston property), and an increase in property management fees earned from our PREI joint ventures. Same property tenant recoveries increased $2.9 million, or 5.4%, for the year ended December 31, 2008 compared to the same period in 2007 primarily as a result of net increases in utility usage and other recoverable costs compared to the prior year, partially offset by a change in 2008 at a property at which the tenant began to pay vendors directly for certain recoverable expenses.
     Other Income.  Other income was $2.3 million for the year ended December 31, 2008 compared to $8.4 million for the year ended December 31, 2007. Other income for the year ended December 31, 2008 was primarily comprised of development fees earned from our PREI joint ventures. Other income for the year ended December 31, 2007 was primarily comprised of $7.7 million of gains on the early termination of leases and fees earned from our PREI joint ventures.
     The following table shows operating expenses for same properties, redevelopment/development properties, new properties, and corporate entities, in thousands:

			Redevelopment/
			Development
	Same Properties		Properties		New Properties		Corporate
	2008	2007	2008	2007	2008	2007	2008	2007
Rental operations	$45,860	$44,360	$10,593	$3,684	$2,148	$344	$2,999	$2,401
Real estate taxes	18,005	17,369	4,023	2,247	1,151	737	(50)	—
Depreciation and amortization	61,946	61,347	14,008	7,959	8,273	2,896	—	—

Total expenses	$125,811	$123,076	$28,624	$13,890	$11,572	$3,977	$2,949	$2,401

     Rental Operations Expense.  Rental operations expense increased $10.8 million to $61.6 million for the year ended December 31, 2008 compared to $50.8 million for the year ended December 31, 2007. The increase was primarily due to acquisitions during 2007 and 2008 and properties that were under redevelopment or development for which partial revenue recognition commenced during 2008 (principally at our Center for Life Science | Boston property), partially offset by properties that generated rental revenues in 2007, which subsequently entered redevelopment. Same property rental operations expense increased $1.5 million, or 3.4%, for the year ended December 31, 2008 compared to 2007 primarily due to the hiring of additional property management personnel and related expansion of our operations in 2007 and 2008, and net increases in utility usage and other recoverable costs compared to the same period in the prior year, partially offset by a change in 2008 at a property at which the tenant began to pay vendors directly for certain recoverable expenses.
     Real Estate Tax Expense.  Real estate tax expense increased $2.7 million to $23.1 million for the year ended December 31, 2008 compared to $20.4 million for the year ended December 31, 2007. The increase was primarily due to acquisitions during 2007 and 2008 and properties that were under redevelopment or development in the prior year for which partial revenue recognition commenced during 2008 (principally at our Center for Life Science | Boston property). Same property real estate tax expense increased $636,000, or 3.7%, for the year ended December 31, 2008 compared to 2007 primarily due to reassessments of the tax basis at certain properties in 2008 and refunds of property taxes in 2007 (reducing property tax expense in 2007), partially offset by a refund received at one property in 2008 and the continued capitalization of property taxes in connection with construction on our Landmark at Eastview II property.
     Depreciation and Amortization Expense.  Depreciation and amortization expense increased $12.0 million to $84.2 million for the year ended December 31, 2008 compared to $72.2 million for the year ended December 31, 2007. The increase was primarily due to depreciation and amortization expense for the properties acquired in 2007 and 2008 and the commencement of partial operations and recognition of depreciation and amortization expense at certain of our redevelopment and development properties (principally at our Center for Life Science | Boston property), partially offset by the cessation of depreciation on certain properties, or portions thereof, which entered redevelopment in 2007 and 2008.
     General and Administrative Expenses.  General and administrative expenses increased $964,000 to $22.8 million for the year ended December 31, 2008 compared to $21.9 million for the year ended December 31, 2007. The increase was primarily due to continued growth in the corporate infrastructure necessary to support our expanded property portfolio, additional salary and stock compensation costs associated with the retirement of one of our executive officers, and costs associated with our new corporate headquarters, which was completed in the first quarter of 2008, partially offset by lower bonuses for senior management.
     Equity in Net Loss of Unconsolidated Partnerships.  Equity in net loss of unconsolidated partnerships increased $307,000 to $1.2 million for the year ended December 31, 2008 compared to $893,000 for the year ended December 31, 2007. The increase was primarily due to cessation of the capitalization of interest and operating expenses at certain properties of our PREI joint ventures that were placed in service in 2008, partially offset by commencement of leases at those properties.
     Interest Expense.  Interest cost incurred for the year ended December 31, 2008 totaled $83.5 million compared to $86.9 million for the year ended December 31, 2007. Total interest cost incurred decreased primarily as a result of: (a) decreases in borrowings for working capital purposes and (b) decreases in the average interest rate on our outstanding borrowings, partially offset by higher borrowings for development and redevelopment activities.
     During the year ended December 31, 2008, we capitalized $42.3 million of interest compared to $58.1 million for the year ended December 31, 2007. The decrease reflects the partial or complete cessation of capitalized interest at our Center for Life Science | Boston, 9865 Towne Centre Drive, and 530 Fairview Avenue development projects and our Pacific Research Center redevelopment project due to the commencement of certain leases at those properties. We expect capitalized interest costs on these and other properties currently under development or redevelopment to decrease as rentable space at these properties are readied for their intended uses through 2009. Net of capitalized interest and the accretion of debt premium, interest expense increased $12.4 million to $41.2 million for the year ended December 31, 2008 compared to $28.8 million for the year ended December 31, 2007. We expect interest expense to continue to increase in 2009 as additional properties currently under development or redevelopment are readied for their intended uses and placed in service, and also due to the adoption of a new accounting pronouncement on January 1, 2009, which will increase the amount of non-cash interest we recognize related to the exchangeable senior notes.
     Loss on derivative instruments.  We have four forward starting swaps that were acquired to mitigate our exposure to the variability in expected future cash flows attributable to changes in future interest rates associated with a forecasted issuance of fixed rate debt by April 30, 2009. Such fixed rate debt was generally expected to be issued in connection with a refinancing of our secured construction loan. The four forward starting swaps had an aggregate notional value of $450.0 million. At December 31, 2008, the hedging relationships for two of our four forward starting swaps, with an aggregate notional amount of $150.0 million, were no longer considered highly effective as the expectation of forecasted interest payments had changed, and we were required to prospectively discontinue hedge accounting for these two swaps. As a result, a portion of the unrealized losses related to these forward starting swaps previously included in accumulated other comprehensive loss, totaling $18.2 million, was reclassified to the consolidated income statement as loss on derivative instruments in the fourth quarter of 2008. Prospective changes in the fair-value of these two swaps will be recorded in the consolidated income statements through the date the swaps are settled. The loss on derivative instruments for the year ended December 31, 2008 also includes approximately $1.8 million of hedge ineffectiveness on cash flow hedges due to mismatches in forecasted debt issuance dates, maturity dates and interest rate reset dates of the interest rate and forward starting swaps and related debt.
     Gain on Extinguishment of Debt.  In November 2008, we repurchased approximately $46.8 million face value of our exchangeable senior notes for approximately $28.8 million. The repurchase resulted in the recognition of a gain on extinguishment of debt of approximately $14.8 million (net of the write-off of approximately $3.1 million in deferred loan fees and unamortized debt discount), which is reflected in our consolidated statements of income.
     Noncontrolling Interests.  Net income attributable to noncontrolling interests decreased $454,000 to $2.1 million for the year ended December 31, 2008 compared to $2.5 million for the year ended December 31, 2007. The decrease was related to a decrease in net income and decreases in the ownership percentage of noncontrolling interests during 2008, partially offset by net losses in our consolidated partnerships for the year ended December 31, 2008, compared to net income in our consolidated partnerships for the year ended December 31, 2007.
   Comparison of the Year Ended December 31, 2007 to the Year Ended December 31, 2006
     The following table sets forth the basis for presenting the historical financial information for same properties (all properties except redevelopment/development, new properties, and corporate and discontinued operations), redevelopment/development properties (properties that were entirely or primarily under redevelopment or development during either of the years ended December 31, 2007 or 2006), new properties (properties that were not owned for each of the full years ended December 31, 2007 and 2006 and were not under redevelopment/development) and corporate entities (legal entities performing general and administrative functions and fees received from our PREI joint ventures), in thousands:

			Redevelopment/
			Development
	Same Properties		Properties		New Properties		Corporate
	2007	2006	2007	2006	2007	2006	2007	2006
Rental	$109,498	$107,395	$16,957	$21,944	$69,554	$35,176	$(13)	$(28)
Tenant recoveries	48,822	46,798	6,837	5,317	5,906	2,045	170	—
Other income	514	82	7,184	4	—	—	680	2

Total revenues	$158,834	$154,275	$30,978	$27,265	$75,460	$37,221	$837	$(26)

     Rental Revenues.  Rental revenues increased $31.5 million to $196.0 million for the year ended December 31, 2007 compared to $164.5 million for the year ended December 31, 2006. The increase was primarily due to acquisitions in 2006 and 2007, partially offset by properties that generated revenues during 2006 and subsequently entered into redevelopment. Same property rental revenues increased $2.1 million, or 2.0%, for the year ended December 31, 2007 compared to the same period in 2006. The increase in same property rental revenues was primarily a result of a full year of rental revenues in 2007 for new leases at our 21 Erie Street, Industrial Road, Landmark at Eastview, and 6828 Nancy Ridge Drive properties, partially offset by the loss of rental revenues related to higher vacancy rates at certain properties.
     Tenant Recoveries.  Revenues from tenant reimbursements increased $7.5 million to $61.7 million for the year ended December 31, 2007 compared to $54.2 million for the year ended December 31, 2006. The increase was primarily due to acquisitions during 2006 and 2007 and redevelopment properties that were placed in service in 2007. Same property tenant recoveries increased $2.0 million, or 4.3%, for the year ended December 31, 2007 compared to the same period in 2006 primarily as a result of tenant recoveries for new leases in 2007, partially offset by a decrease in real estate tax expense at certain properties.
     Other Income.  Other income was $8.4 million for the year ended December 31, 2007 compared to $88,000 for the year ended December 31, 2006. Other income for the year ended December 31, 2007 included $7.7 million of gains on early termination of leases and $739,000 of development fees earned from our PREI joint ventures.

     The following table shows operating expenses for same properties, redevelopment/development properties, new properties, and corporate entities, in thousands:

			Redevelopment/
			Development
	Same Properties		Properties		New Properties		Corporate
	2007	2006	2007	2006	2007	2006	2007	2006
Rental operations	$40,056	$37,360	$5,236	$2,596	$3,096	$671	$2,401	$(4)
Real estate taxes	13,417	15,288	2,896	3,494	4,040	1,594	—	—
Depreciation and amortization	43,465	44,233	10,446	11,929	18,291	8,901	—	—

Total expenses	$96,938	$96,881	$18,578	$18,019	$25,427	$11,166	$2,401	$(4)

     Rental Operations Expense.  Rental operations expense increased $10.2 million to $50.8 million for the year ended December 31, 2007 compared to $40.6 million for the year ended December 31, 2006. The increase was primarily due to the inclusion of rental operations expense for acquired and redevelopment properties (net of amounts capitalized) during 2006 and 2007 and an increase in same property rental operations expense of $2.7 million, or 7.2%, for the year ended December 31, 2007 compared to 2006. The increase in same property rental operations expense is primarily due to the hiring of additional property management personnel and related expansion of our operations in 2006 and 2007 and increased operating expenses at certain properties.
     Real Estate Tax Expense.  Real estate tax expense was $20.4 million for the years ended December 31, 2007 and 2006. Real estate tax expense increased as a result of the inclusion of property taxes for the properties acquired in 2006 and 2007, but was offset by a decrease in same property real estate tax expense of $1.9 million, or 12.2%, for the year ended December 31, 2007 compared to the same period in 2006. The decrease in same property real estate tax expense is primarily due to the capitalization of property taxes in connection with properties that were operating in 2006 and subsequently entered into redevelopment, the development of new buildings on a portion of our Landmark at Eastview property, and a reassessment of property taxes due to successful appeals at certain of our properties.
     Depreciation and Amortization Expense.  Depreciation and amortization expense increased $7.1 million to $72.2 million for the year ended December 31, 2007 compared to $65.1 million for the year ended December 31, 2006. The increase was primarily due to the inclusion of depreciation and amortization expense for properties acquired in 2006 and 2007 and the acceleration of depreciation on assets related to an early lease termination in the amount of $1.6 million, which is included as a redevelopment property. The increase was partially offset by the cessation of depreciation on certain properties, or portions thereof, currently under redevelopment, and the full amortization of acquired intangible assets in 2007 and 2006 at certain properties.
     General and Administrative Expenses.  General and administrative expenses increased $3.8 million to $21.9 million for the year ended December 31, 2007 compared to $18.1 million for the year ended December 31, 2006. The increase was primarily due to growth in the corporate infrastructure necessary to support our expanded property portfolio and an increase in stock compensation costs resulting from increased stock awards to employees and the vesting of restricted stock from previous years during 2007.
     Equity in Net (Loss)/Income of Unconsolidated Partnerships.  Equity in net (loss)/income of unconsolidated partnerships decreased $976,000 to a loss of ($893,000) for the year ended December 31, 2007 compared to income of $83,000 for the year ended December 31, 2006. The decrease was primarily due to our proportionate share of the losses generated by our PREI joint ventures since formation in April 2007, offset by our allocation of the net income in the McKellar Court partnership for the year ended December 31, 2007.
     Interest Expense.  Interest cost incurred for the year ended December 31, 2007 totaled $86.9 million compared to $48.7 million for the year ended December 31, 2006. Total interest cost incurred increased primarily as a result of higher borrowings for development and redevelopment activities, partially offset by decreases in borrowings for working capital purposes and decreases in the average interest rate on our outstanding borrowings. During the year ended December 31, 2007, we capitalized $58.1 million of interest compared to $7.8 million for the year ended December 31, 2006. The increase in capitalized interest reflects our increased development and redevelopment activities. Capitalized interest for the year ended December 31, 2007 was primarily comprised of amounts relating to our Center for Life Science | Boston development and Pacific Research Center redevelopment projects, which were acquired on November 17, 2006 and July 11, 2006, respectively. Net of capitalized interest and the accretion of debt premium, interest expense decreased $12.1 million to $28.8 million for the year ended December 31, 2007 compared to $40.9 million for the year ended December 31, 2006.
     Noncontrolling Interests.  Net income attributable to noncontrolling interests increased $921,000 to $2.5 million for the year ended December 31, 2007 compared to $1.6 million for year ended December 31, 2006. The increase was related to an increase in net income and income in our consolidated partnerships for the year ended December 31, 2007 compared to net losses in our consolidated partnerships for the year ended December 31, 2006.

     Discontinued Operations.  In May 2007, we completed the sale of our Colorow property and recognized a gain upon closing of approximately $1.1 million. The results of operations and gain on sale of the property have been reported as discontinued operations in the consolidated statements of income for all periods presented. Income from discontinued operations was approximately $1.7 million for the year ended December 31, 2007 (representing the results of operations through the date of sale in May and the gain on sale of $1.1 million) compared to income of $1.5 million from discontinued operations for the year ended December 31, 2006.
Cash Flows
     The following summary discussion of our cash flows is based on the consolidated statements of cash flows in “Item 8. Financial Statements and Supplementary Data” and is not meant to be an all inclusive discussion of the changes in our cash flows for the periods presented below (in thousands):

	Year Ended December 31,
	2008	2007	2006
Net cash provided by operating activities	$115,046	$114,965	$101,588
Net cash used in investing activities	(218,661)	(409,301)	(1,339,463)
Net cash provided by financing activities	111,558	282,151	1,243,227
Ending cash and cash equivalents balance	21,422	13,479	25,664
   Comparison of the Year Ended December 31, 2008 to the Year Ended December 31, 2007
     Net cash provided by operating activities was $115.0 million for the year ended December 31, 2008 and $115.0 million for the year ended December 31, 2007. Net cash provided by operating activities increased primarily due to changes in operating assets and liabilities and the add back for a non-cash loss on derivative instruments in 2008, partially offset by increases in operating income before depreciation and amortization and gain on extinguishment of debt.
     Net cash used in investing activities decreased $190.6 million to $218.7 million for the year ended December 31, 2008 compared to $409.3 million for the year ended December 31, 2007. The decrease was primarily due to fewer property acquisitions, including those acquired through investments in unconsolidated partnerships, and an increase in proceeds from the sale of real estate assets, partially offset by investments in non-real estate assets (primarily related to our relocation to a new corporate headquarters).
     Net cash provided by financing activities decreased $170.6 million to $111.6 million for the year ended December 31, 2008 compared to $282.2 million for the year ended December 31, 2007. The decrease primarily reflects reduced financing requirements due to reduced acquisition activity. Cash was generated from the sale of common stock during the year ended December 31, 2008 and was used principally to pay down our unsecured line of credit. In addition, cash from financing activities was provided by our unsecured line of credit and our secured construction loan during the year ended December 31, 2008.
   Comparison of the Year Ended December 31, 2007 to the Year Ended December 31, 2006
     Net cash provided by operating activities increased $13.4 million to $115.0 million for the year ended December 31, 2007 compared to $101.6 million for the year ended December 31, 2006. The increase was primarily due to the increases in operating income before depreciation and amortization, partially offset by changes in operating assets and liabilities.
     Net cash used in investing activities decreased $930.2 million to $409.3 million for the year ended December 31, 2007 compared to $1.3 billion for the year ended December 31, 2006. The decrease reflects a decrease in the cash used to acquire investments in real estate and related intangible assets (reflecting reduced acquisition activity) and cash received as proceeds from the sale of a property, partially offset by cash used for the purchases of interests in unconsolidated partnerships and funds held in escrow for acquisitions at December 31, 2007.
     Net cash provided by financing activities decreased $961.1 million to $282.2 million for the year ended December 31, 2007 compared to $1.2 billion for the year ended December 31, 2006. The decrease reflects reduced financing requirements due to reduced acquisition activity, as well as an increase in dividends paid to common and preferred stockholders. Cash generated from the sale of preferred stock during the year ended December 31, 2007 was used principally to pay down the unsecured line of credit. In addition, cash from financing activities was provided by our unsecured line of credit and our secured construction loan during the year ended December 31, 2007.

Liquidity and Capital Resources
     Our short-term liquidity requirements consist primarily of funds to pay for future distributions expected to be paid to our stockholders, swap settlements, operating expenses and other expenditures directly associated with our properties, interest expense and scheduled principal payments on outstanding mortgage indebtedness, general and administrative expenses, capital expenditures, tenant improvements and leasing commissions. Debt maturities through 2009 include our secured construction loan and the secured acquisition and interim loan facility held by our PREI joint ventures, in which we own a 20% interest and are responsible for 20% of the associated debt, with outstanding balances of $507.1 million and $364.1 million, respectively, as of December 31, 2008. The secured construction loan matures in November 2009, but we may extend the maturity date for one year through November 16, 2010 after satisfying certain conditions and payment of an extension fee. The secured acquisition and interim loan facility originally matured in April 2009, but a portion of the facility was refinanced on February 11, 2009, with a new maturity date of February 10, 2011. We also have four forward starting swaps that will require cash settlement on or before April 30, 2009. Based upon the fair-values of the forward starting swaps as of December 31, 2008, such cash settlement would require us to pay the counterparties approximately $34.3 million for the $150.0 million notional amount swap with a Strike Rate of 5.162%, $11.4 million for the $50.0 million notional amount swap with a Strike Rate of 5.167%, $22.9 million for the $100.0 million notional amount swap with a Strike Rate of 5.167% and $34.2 million for the $150.0 million notional amount swap with a Strike Rate of 5.152%, which total $102.9 million. However, the actual cash settlement amounts will depend on the values of the forward starting swaps at the dates they are settled and the actual cash settlement amounts may vary significantly from these amounts. See Note 11 to the consolidated financial statements for a discussion of the accounting for the forward starting swaps. If we are required to make cash payments to the counterparties under our forward starting swaps upon settlement, we plan to utilize a portion of our unsecured line of credit to finance those payments. However, given the current economic conditions, including, but not limited to, the credit crisis and related turmoil in the global financial system, one or more of our lenders under our unsecured line of credit may default on their obligations to make capital available to us. In addition, if that occurs, we may not be able to access alternative sources of liquidity needed to settle these forward starting swaps when required to do so.
     Our long-term liquidity requirements consist primarily of funds to pay for scheduled debt maturities, construction obligations, renovations, expansions, capital commitments and other non-recurring capital expenditures that need to be made periodically, and the costs associated with acquisitions of properties that we pursue.
     We expect to satisfy our short-term liquidity requirements through our existing working capital and cash provided by our operations, long-term secured and unsecured indebtedness, the issuance of additional equity or debt securities and the use of net proceeds from the disposition of non-strategic assets. Our rental revenues, provided by our leases, generally provide cash inflows to meet our debt service obligations, pay general and administrative expenses, and fund regular distributions. We expect to satisfy our long-term liquidity requirements through our existing working capital, cash provided by operations, long-term secured and unsecured indebtedness, the issuance of additional equity or debt securities and the use of net proceeds from the disposition of non-strategic assets. We also expect to use funds available under our unsecured line of credit to finance acquisition and development activities and capital expenditures on an interim basis. Continued uncertainty in the credit markets may negatively impact our ability to access additional debt financing or to refinance existing debt maturities on favorable terms (or at all), which may negatively affect our ability to make acquisitions and fund current and future development and redevelopment projects. In addition, the financial positions of the lenders under our credit facilities may worsen to the point that they default on their obligations to make available to us the funds under those facilities. A prolonged downturn in the credit markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our business plans accordingly.
     On February 11, 2009, our PREI joint ventures jointly refinanced the outstanding balance of the secured acquisition and interim loan facility, or approximately $364.1 million, with the proceeds of a new loan totaling $203.3 million and members’ capital contributions funding the balance due. The new loan bears interest at a rate equal to, at the option of our PREI joint ventures, either (1) reserve adjusted LIBOR plus 350 basis points or (2) the higher of (a) the prime rate then in effect, (b) the federal funds rate then in effect plus 50 basis points or (c) one-month LIBOR plus 450 basis points, and requires interest only monthly payments until the maturity date, February 10, 2011. The loan includes certain restrictions and covenants that limit, among other things, the incurrence of additional indebtedness and liens at our PREI joint ventures. In addition, our PREI joint ventures may extend the maturity date of the secured acquisition and interim loan facility to February 10, 2012 after satisfying certain conditions and paying an extension fee based on the then current facility commitment.
     We are presently in discussions with various financial institutions regarding the refinancing of our secured construction loan in an effort to complete a refinancing by June 30, 2009. Given current uncertainty in the credit markets there are no assurances that we will be able to complete a refinancing in this time frame. We believe we can refinance at least $400.0 million of the current loan balance with new fixed rate, term debt in either a single transaction or a series of transactions. We may be required to refinance amounts in excess of $400.0 million, which could require us to obtain other secured or unsecured financing, draw on our unsecured line of credit or both to fund the excess. Although we are making efforts to complete a refinancing by June 30, 2009, the loan does not mature until November 2009. Further, we may extend the maturity date for one year through November 16, 2010 after satisfying certain conditions and payment of an extension fee.

     Under the rules adopted by the Securities and Exchange Commission regarding registration and offering procedures, if we meet the definition of a “well-known seasoned issuer” under Rule 405 of the Securities Act, we are permitted to file an automatic shelf registration statement that will be immediately effective upon filing. On September 15, 2006, we filed such an automatic shelf registration statement, which may permit us, from time to time, to offer and sell debt securities, common stock, preferred stock, warrants and other securities to the extent necessary or advisable to meet our liquidity needs.
     On April 22, 2008, we completed the issuance of 6,129,000 shares of common stock, including the exercise of an over-allotment option of 429,000 shares, resulting in net proceeds of approximately $149.6 million, after deducting the underwriter’s discount and commissions and offering expenses. The net proceeds to us were utilized to repay a portion of the outstanding indebtedness on the unsecured line of credit and for other general corporate and working capital purposes.
     On October 3, 2008, we sold a portion of the parking spaces at our Center for Life Science | Boston garage for approximately $28.8 million pursuant to an agreement we assumed in connection with the acquisition of the property in November 2006.
     On October 6, 2008, we completed the issuance of 8,625,000 shares of common stock, including the exercise of an over-allotment option of 1,125,000 shares, resulting in net proceeds of approximately $212.4 million, after deducting the underwriter’s discount and commissions and offering expenses. The net proceeds to us were utilized to repay a portion of the outstanding indebtedness on the unsecured line of credit and for other general corporate and working capital purposes.
     In November 2008, we completed the repurchase of approximately $46.8 million face value of our exchangeable senior notes for approximately $28.8 million.
     Our total capitalization at December 31, 2008 was approximately $2.6 billion and was comprised of the following:

		Aggregate
		Principal
	Shares/Units	Amount or
	at December 31,	Dollar Value	Percent of Total
	2008	Equivalent	Capitalization
	(In thousands)
Debt:
Mortgage notes payable(1)		$353,161	13.7%
Secured construction loan		507,128	19.8%
Secured term loan		250,000	9.8%
Exchangeable notes(2)		122,043	4.8%
Unsecured line of credit		108,767	4.3%

Total debt		1,341,099	52.4%
Equity:
Common shares outstanding(3)	80,757,421	946,477	37.0%
7.375% Series A Preferred shares outstanding(4)	9,200,000	230,000	9.0%
Operating partnership units outstanding(5)	2,795,364	32,762	1.3%
LTIP units outstanding(5)	640,150	7,503	0.3%

Total equity		1,216,742	47.6%

Total capitalization		$2,557,841	100.0%

(1)	Amount includes unamortized debt premiums of $8.8 million recorded upon the assumption of the outstanding indebtedness in connection with our purchase of the corresponding properties.

(2)	Amount includes unamortized debt discount of $6.2 million.

(3)	Based on the market closing price of our common stock of $11.72 per share on the last trading day of the year (December 31, 2008).

(4)	Based on the liquidation preference of $25.00 per share for our 7.375% Series A preferred stock.

(5)	Our partnership and LTIP units are each individually convertible into one share of common stock at the market closing price of our common stock of $11.72 per share on the last trading day of the year (December 31, 2008).
     Our board of directors has adopted a policy of targeting our indebtedness at approximately 50% of our total asset book value. At December 31, 2008, the ratio of debt to total asset book value was approximately 41.5%. However, our board of directors may from time to time modify our debt policy in light of current economic or market conditions including, but not limited to, the relative costs of debt and equity capital, market conditions for debt and equity securities and fluctuations in the market price of our common stock. Accordingly, we may increase or decrease our debt to total asset book value ratio beyond the limit described above.

     Our second amended and restated unsecured credit agreement provides for a borrowing capacity on our unsecured line of credit of $600.0 million with a maturity date of August 1, 2011. Subject to the administrative agent’s reasonable discretion, we may increase the borrowing capacity of the unsecured line of credit to $1.0 billion upon satisfying certain conditions. In addition, we may, in our sole discretion, extend the maturity date of the unsecured line of credit to August 1, 2012 after satisfying certain conditions and paying an extension fee based on the then current facility commitment. The unsecured line of credit bears interest at a floating rate equal to, at our option, either (1) reserve-adjusted LIBOR plus a spread which ranges from 100 to 155 basis points, depending on our leverage, or (2) the higher of (a) the prime rate then in effect plus a spread which ranges from 0 to 25 basis points, or (b) the federal funds rate then in effect plus a spread which ranges from 50 to 75 basis points, in each case, depending on our leverage. We have deferred the loan costs associated with the amendments to the unsecured line of credit, which are being amortized to expense with the unamortized loan costs from the original unsecured line of credit over the remaining term. At December 31, 2008, we had $108.8 million in outstanding borrowings on our unsecured line of credit, with a weighted-average interest rate of 2.4% on the unhedged portion of the outstanding debt of approximately $73.8 million.
     Our first amended and restated $250.0 million secured term loan agreement has a maturity date of August 1, 2012 and bears interest at a floating rate equal to, at our option, either (1) reserve-adjusted LIBOR plus 165 basis points or (2) the higher of (a) the prime rate then in effect plus 25 basis points and (b) the federal funds rate then in effect plus 75 basis points. The secured term loan was secured by our interests in twelve of our properties as of December 31, 2008, and was also secured by our interest in any distributions from these properties, a pledge of the equity interests in a subsidiary owning one of these properties, and a pledge of the equity interests in a subsidiary owning an interest in another of these properties. At December 31, 2008, we had $250.0 million in outstanding borrowings on our secured term loan.
     The terms of the credit agreements for the unsecured line of credit and secured term loan include certain restrictions and covenants, which limit, among other things, the payment of dividends and the incurrence of additional indebtedness and liens. The terms also require compliance with financial ratios relating to the minimum amounts of net worth, fixed charge coverage, unsecured debt service coverage, the maximum amount of secured, and secured recourse indebtedness, leverage ratio and certain investment limitations. The dividend restriction referred to above provides that, except to enable us to continue to qualify as a REIT for federal income tax purposes, we will not make distributions with respect to common stock or other equity interests in an aggregate amount for the preceding four fiscal quarters in excess of 95% of funds from operations, as defined, for such period, subject to other adjustments. We believe that we were in compliance with the covenants as of December 31, 2008.
     A summary of our outstanding consolidated mortgage notes payable as of December 31, 2008 and 2007 is as follows (in thousands):

		Effective	Principal Balance
	Stated Fixed	Interest	December 31,
	Interest Rate	Rate	2008	2007	Maturity Date
Ardentech Court	7.25%	5.06%	$4,464	$4,564	July 1, 2012
Bayshore Boulevard	4.55%	4.55%	14,923	15,335	January 1, 2010
Bridgeview Technology Park I	8.07%	5.04%	11,384	11,508	January 1, 2011
Eisenhower Road	5.80%	4.63%	—	2,113	May 5, 2008
40 Erie Street	7.34%	4.90%	—	17,625	August 1, 2008
500 Kendall Street (Kendall D)	6.38%	5.45%	67,810	69,437	December 1, 2018
Lucent Drive	5.50%	5.50%	5,341	5,543	January 21, 2015
Monte Villa Parkway	4.55%	4.55%	9,084	9,336	January 1, 2010
6828 Nancy Ridge Drive	7.15%	5.38%	6,694	6,785	September 1, 2012
Road to the Cure	6.70%	5.78%	15,200	15,427	January 31, 2014
Science Center Drive	7.65%	5.04%	11,148	11,301	July 1, 2011
Shady Grove Road	5.97%	5.97%	147,000	147,000	September 1, 2016
Sidney Street	7.23%	5.11%	29,184	29,986	June 1, 2012
9885 Towne Centre Drive	4.55%	4.55%	20,749	21,323	January 1, 2010
900 Uniqema Boulevard	8.61%	5.61%	1,357	1,509	May 1, 2015

			344,338	368,792
Unamortized premiums			8,823	10,888

			$353,161	$379,680

     Premiums were recorded upon assumption of the mortgage notes payable at the time of the related acquisition to account for above-market interest rates. Amortization of these premiums is recorded as a reduction to interest expense over the remaining term of the respective note using a method that approximates the effective-interest method.

     As of December 31, 2008, principal payments due for our indebtedness (mortgage notes payable excluding unamortized debt premium of $8.8 million, secured term loan, secured construction loan, the exchangeable senior notes excluding unamortized debt discount of $6.2 million, and unsecured line of credit, excluding our proportionate share of the indebtedness of our unconsolidated partnerships) were as follows (in thousands):

2009	$512,154
2010	47,446
2011	134,988
2012	291,421
2013	4,862
Thereafter(1)	347,612

$1,338,483

(1)	Includes $128.3 million in principal payments of the exchangeable senior notes based on a contractual maturity date of October 1, 2026.
     We are a party to three interest rate swaps, which hedge the risk of increase in interest rates on our variable rate debt. In addition, in connection with entering into the acquisition and construction loan secured by our Center for Life Science | Boston property, we entered into four forward starting swap agreements, which had the effect of fixing the interest rate on the long-term debt that was expected to replace the secured construction loan. We record all derivatives on the balance sheet at fair-value. The accounting for changes in the fair-value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair-value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair-value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.
     For derivatives designated as cash flow hedges, the effective portion of changes in the fair-value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair-value of the derivative is recognized directly in earnings. We assess the effectiveness of each hedging relationship by comparing the changes in cash flows of the derivative hedging instrument with the changes in cash flows of the designated hedged item or transaction.
     Our objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, we primarily use interest rate swaps as part of our cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During 2008 and 2007, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt and future variability in the interest related cash flows from forecasted issuances of debt. We formally document the hedging relationships for all derivative instruments, we have historically accounted for all of our interest rate swap agreements as cash flow hedges, and we have not used derivatives for trading or speculative purposes.
     As of December 31, 2008, we had four forward starting swaps, with a total notional value of $450.0 million, that were acquired to mitigate our exposure to the variability in expected future cash flows attributable to changes in future interest rates associated with a forecasted issuance of fixed rate debt by April 30, 2009. The forward starting swaps are carried on the accompanying consolidated balance sheets at fair-value, based on the net present value of the expected future cash flows on the swaps. At maturity (mandatory settlement date of April 30, 2009, if not previously settled), we will either (a) receive payment from the counterparties if the accumulated balance is an asset, or (b) make payment to the counterparties if the accumulated balance is a liability with the resulting receipt or payment deferred and amortized as an increase or decrease to interest expense over the term of the forecasted borrowing. Based upon the fair-values of the forward starting swaps as of December 31, 2008, we would be required to pay the counterparties approximately $102.9 million. The actual cash settlement amounts will depend on the values of the forward starting swaps at the dates they are settled and the actual cash settlement amounts may vary significantly from this amount. No initial net investment was made to enter into these agreements.
     At December 31, 2008, the hedging relationships for two of the forward starting swaps, with an aggregate notional amount of $150.0 million, were no longer considered highly effective as the expectation of forecasted interest payments had changed, and we were required to prospectively discontinue hedge accounting for these two swaps. As a result, a portion of the unrealized losses related to these forward starting swaps previously included in accumulated other comprehensive loss, totaling $18.2 million, was reclassified to the consolidated income statement as loss on derivative instruments in the fourth quarter of 2008 and the two forward starting swaps are no longer designated as cash flow hedges. Prospective changes in the fair-value of these two swaps will be recorded in the consolidated income statements through the date the swaps are settled.
     As of December 31, 2008, we also had three interest rate swaps with an aggregate notional amount of $400.0 million under which at each monthly settlement date we either (1) receive the difference between the Strike Rate and one-month LIBOR if the Strike Rate is less than LIBOR or (2) pay such difference if the Strike Rate is greater than LIBOR. One interest rate swap with a notional amount of $250.0 million hedges our secured term loan. Each of the remaining two interest rate swaps hedges the first interest payments, due on the date that is on or closest after each swap’s settlement date, associated with the amount of LIBOR-based debt equal to each swap’s notional amount. One of these interest rate swaps has a notional amount of $35.0 million (interest rate of 5.9%, including the applicable credit spread) and is currently intended to hedge interest payments associated with our unsecured line of credit. The remaining interest rate swap has a notional amount of $115.0 million (interest rate of 5.9%, including the applicable credit spread) and is currently intended to hedge interest payments associated with our secured construction loan. No initial investment was made to enter into the interest rate swap agreements.
     For the year ended December 31, 2008, approximately $1.8 million of hedge ineffectiveness on cash flow hedges due to mismatches in forecasted debt issuance dates, maturity dates and interest rate reset dates of the interest rate swaps and related debt was recognized in loss on derivative instruments. For the years ended December 31, 2007, and 2006 an immaterial amount of hedge ineffectiveness on cash flow hedges due to mismatches in maturity dates and interest rate reset dates of the interest rate swaps and related debt was recognized in interest expense. If we are unable to complete the refinancing of our secured construction loan by June 30, 2009 or we complete the refinancing by June 30, 2009 but in an amount less than the $300.0 million in notional value associated with the remaining two forward starting swaps designated as cash flow hedges, additional ineffectiveness may occur. The amount of ineffectiveness that we would be required to record will depend on the value of the swaps, the timing of the settlement of the swaps, the amount of debt refinanced and the timing of the refinancing. It is possible that we could be required to recognize an additional material amount of ineffectiveness related to the forward starting swaps.
     Amounts reported in accumulated other comprehensive loss related to derivatives will be reclassified to earnings when the hedged transaction affects earnings. The change in net unrealized (loss)/gain on derivative instruments includes reclassifications of net unrealized losses from accumulated other comprehensive loss as (a) an increase to interest expense of $7.1 million and (b) a loss on derivative instruments of $19.9 million for the year ended December 31, 2008. The change in net unrealized (loss)/gain on derivative instruments includes reclassifications of net unrealized gains and losses from accumulated other comprehensive loss as a reduction to interest expense of $3.1 million and $2.3 million for the years ended December 31, 2007, and 2006, respectively. In addition, for the year ended December 31, 2008, approximately $5.1 million of settlement payments relating to our interest rate swaps were deferred in accumulated other comprehensive loss related to our Center for Life Science | Boston, Pacific Research Center, and other properties that had been or are currently under development or redevelopment. During 2009, we estimate that an additional $17.1 million will be reclassified as an increase to interest expense.
     The following table provides information with respect to our contractual obligations at December 31, 2008, including maturities and scheduled principal repayments, but excluding related unamortized debt premiums. We were not subject to any material capital lease obligations or unconditional purchase obligations as of December 31, 2008.

Obligation	2009	2010-2011	2012-2013	Thereafter	Total
	(In thousands)
Mortgage notes payable(1)	$5,026	$73,667	$46,283	$219,362	$344,338
Secured term loan	—	—	250,000	—	250,000
Secured construction loan(2)	507,128	—	—	—	507,128
Exchangeable senior notes(3)	—	—	—	128,250	128,250
Unsecured line of credit(4)	—	108,767	—	—	108,767
Share of debt of unconsolidated partnerships(5)	72,844	30,848	—	—	103,692
Interest payments on debt obligations(6)	47,738	68,689	45,325	113,015	274,767
Construction projects(7)	29,487	—	—	—	29,487
Tenant obligations(8)	109,075	3,838	—	—	112,913
Lease commissions	1,728	894	—	—	2,622
Forward starting swaps(9)	102,873	—	—	—	102,873

Total	$875,899	$286,703	$341,608	$460,627	$1,964,837

(1)	Balance excludes $8.8 million of unamortized debt premium.

(2)	The secured construction loan matures on November 16, 2009, but we may extend the maturity date to November 16, 2010 after satisfying certain conditions and paying an additional fee.

(3)	Balance excludes $6.2 million of unamortized debt discount.

(4)	The unsecured line of credit matures on August 1, 2011, but we may extend the maturity date of the unsecured line of credit to August 1, 2012 after satisfying certain conditions and paying an extension fee based on the then current facility commitment.

(5)	The maturity date of the secured acquisition and interim loan held by our PREI joint ventures was extended by one year to April 3, 2009 in February 2008 (a portion of the secured acquisition and interim loan facility was refinanced on February 11, 2009, with a new maturity date of February 10, 2011).

(6)	Interest payments reflect cash payments that are based on the interest rates in effect and debt balances outstanding on December 31, 2008, excluding the effect of the interest rate swaps on the underlying debt.

(7)	Balance includes our proportionate share of the remaining construction project obligations of PREI I LLC.

(8)	Committed tenant-related obligations based on executed leases as of December 31, 2008.

(9)	Balance based upon the fair-values of the forward starting swaps as of December 31, 2008, which would require us to pay the counterparties approximately $102.9 million by the mandatory settlement date of April 30, 2009. However, the actual cash settlement amounts will depend on the values of the forward starting swaps at the dates they are settled and the actual cash settlement amounts may vary significantly from these amounts.
Funds from Operations
     We present funds from operations, or FFO, available to common shares and partnership and LTIP units because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
     Our FFO available to common shares and partnership and LTIP units and a reconciliation to net income for the years ended December 31, 2008 and 2007 (in thousands, except share data) was as follows:

	Year Ended December 31,
	2008	2007
Net income available to common stockholders	$44,091	$54,533
Adjustments:
Noncontrolling interests in operating partnership	2,086	2,486
Gain on sale of real estate assets	—	(1,087)
Depreciation and amortization — unconsolidated partnerships	2,100	1,139
Depreciation and amortization — consolidated entities-discontinued operations	—	228
Depreciation and amortization — consolidated entities-continuing operations	84,227	72,202
Depreciation and amortization — allocable to noncontrolling interest of consolidated joint ventures	(40)	(285)

Funds from operations available to common shares and partnership and LTIP units	$132,464	$129,216

Funds from operations per share — diluted	$1.76	$1.88

Weighted-average common shares outstanding — diluted	75,408,154	68,738,694

Off Balance Sheet Arrangements
     As of December 31, 2008, we had investments in the following unconsolidated partnerships: (1) McKellar Court limited partnership, which owns a single tenant occupied property located in San Diego; and (2) two limited liability companies with PREI, which own a portfolio of properties primarily located in Cambridge, Massachusetts (see Note 9 in the accompanying consolidated financial statements).
     The McKellar Court partnership is a variable interest entity as defined in FIN 46R; however, we are not the primary beneficiary. The limited partner at McKellar Court is the only tenant in the property and will bear a disproportionate amount of any losses. We, as the general partner, will receive 21% of the operating cash flows and 75% of the gains upon sale of the property. We account for our general partner interest using the equity method. The assets of the McKellar Court partnership were $16.2 million and $16.5 million and the liabilities were $10.6 million and $10.8 million at December 31, 2008 and 2007, respectively. Our equity in net income of the McKellar Court partnership was $82,000, $86,000 and $83,000 for the years ended December 31, 2008, 2007, and 2006, respectively.
     PREI II LLC is a variable interest entity as defined in FIN 46R; however, we are not the primary beneficiary. PREI will bear the majority of any losses incurred. PREI I LLC does not qualify as a variable interest entity as defined in FIN 46R. In addition, consolidation under EITF 04-5 is not required as we do not control the limited liability companies. In connection with the formation of the PREI joint ventures in April 2007, we contributed 20% of the initial capital. However, the amount of cash flow distributions that we receive may be more or less based on the nature of the circumstances underlying the cash distributions due to provisions in the operating agreements governing the distribution of funds to each member and the occurrence of extraordinary cash flow events. We account for our member interests using the equity method for both limited liability companies. The assets of the PREI joint ventures were $614.2 million and $540.3 million and the liabilities were $532.1 million and $439.4 million at December 31, 2008, and 2007, respectively. Our equity in net loss of the PREI joint ventures was $1.3 million and $988,000 for the years ended December 31, 2008 and 2007, respectively.
     We are the primary beneficiary in one other variable interest entity, which we consolidate and which is reflected in our consolidated financial statements.
     Our proportionate share of outstanding debt related to our unconsolidated partnerships is summarized below (dollars in thousands):

			Principal Amount(1)
	Ownership	Interest	December 31,
Name	Percentage	Rate(2)	2008	2007	Maturity Date
PREI I LLC and PREI II LLC(3)	20%	2.19%	$72,811	$83,285	April 3, 2009
PREI I LLC(4)	20%	4.19%	28,706	—	August 13, 2010
McKellar Court(5)	21%	4.63%	2,175	2,203	January 1, 2010

Total			$103,692	$85,488

(1)	Amount represents our proportionate share of the total outstanding indebtedness for each of the unconsolidated partnerships.

(2)	Effective or weighted-average interest rate of the outstanding indebtedness as of December 31, 2008, including the effect of interest rate swaps.

(3)	Amount represents our proportionate share of the total draws outstanding under a secured acquisition and interim loan facility, which bears interest at a LIBOR-indexed variable rate. The secured acquisition and interim loan facility was utilized by both PREI I LLC and PREI II LLC to acquire a portfolio of properties (initial borrowings of approximately $427.0 million) on April 4, 2007 (see Note 9 in the accompanying consolidated financial statements). The remaining balance is being utilized to fund future construction costs at certain properties currently under development. On February 11, 2009, our PREI joint ventures jointly refinanced the outstanding balance of the secured acquisition and interim loan facility, or approximately $364.1 million, with the proceeds of a new loan totaling $203.3 million and members’ capital contributions funding the balance due. The new loan bears interest at a rate equal to, at the option of our PREI joint ventures, either (1) reserve adjusted LIBOR plus 350 basis points or (2) the higher of (a) the prime rate then in effect, (b) the federal funds rate then in effect plus 50 basis points or (c) one-month LIBOR plus 450 basis points, and requires interest only monthly payments until the maturity date, February 10, 2011.

(4)	Amount represents our proportionate share of a secured construction loan, which bears interest at a LIBOR-indexed variable rate. The secured construction loan was executed by a wholly owned subsidiary of PREI I LLC in connection with the construction of the 650 East Kendall Street property (initial borrowings of $84.0 million on February 13, 2008 were used in part to repay a portion of the secured acquisition and interim loan facility). The remaining balance is being utilized to fund construction costs at the property.

(5)	Amount represents our proportionate share of the principal balance outstanding on a mortgage note payable, which is secured by the McKellar Court property (excluding $106,000 of unamortized debt premium).

Inflation
     Some of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions generally increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on the Consumer Price Index or other measures). We may be adversely impacted by inflation on the leases that do not contain indexed escalation provisions. In addition, most of our leases require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation, assuming our properties remain leased and tenants fulfill their obligations to reimburse us for such expenses.
     Portions of our unsecured line of credit and secured construction loan bear interest at a variable rate, which will be influenced by changes in short-term interest rates, and will be sensitive to inflation.
Item 7A. Quantitative and Qualitative Disclosures About Market Risk
     Our future income, cash flows and fair-values relevant to financial instruments depend upon prevailing market interest rates. Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which we believe we are exposed is interest rate risk. Many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control contribute to interest rate risk.
     As of December 31, 2008, our consolidated debt consisted of the following (dollars in thousands):

			Effective
			Interest
		Percent of	Rate at
	Principal Balance(1)	Total Debt	12/31/08
Fixed interest rate(2)	$475,204	35.4%	5.24%
Variable interest rate(3)	865,895	64.6%	3.62%

Total/weighted-average effective interest rate	$1,341,099	100.0%	4.17%

(1)	Principal balance includes only consolidated indebtedness.

(2)	Includes 13 mortgage notes payable secured by certain of our properties (including $8.8 million of unamortized premium) and our exchangeable senior notes (including $6.2 million of unamortized debt discount).

(3)	Includes our unsecured line of credit, secured term loan, and secured construction loan, which bear interest based on a LIBOR-indexed variable interest rate, plus a credit spread. The stated effective rate for the variable interest debt excludes the impact of any interest rate swap agreements. We have entered into two interest rate swaps, which were intended to have the effect of initially fixing the interest rates on $150.0 million of our variable rate debt at a weighted average interest rate of 4.7% (excluding applicable credit spreads for the underlying debt). We have entered into an interest rate swap agreement that effectively fixes the interest rate on the entire $250.0 million outstanding balance of the secured term loan at a rate of 5.8% (including the credit spread for the $250.0 million secured term loan) until the interest rate swap expires in 2010. We have also entered into two forward starting swap agreements designated as cash flow hedges, which will have the effect of fixing the interest rate on $300.0 million of forecasted debt issuance (after retirement of the secured construction loan) at approximately 5.2%.
     To determine the fair-value of our outstanding indebtedness, the fixed-rate debt is discounted at a rate based on an estimate of current lending rates, assuming the debt is outstanding through maturity and considering the notes’ collateral. At December 31, 2008, the fair-value of the fixed-rate debt was estimated to be $436.2 million `compared to the net carrying value of $477.5 million (includes $8.9 million of unamortized debt premium with our proportionate share of the unamortized debt premium related to our McKellar Court partnership and $6.2 million of unamortized debt discount associated with our exchangeable senior notes). We do not believe that the interest rate risk represented by our fixed-rate debt was material as of December 31, 2008 in relation to total assets of $3.2 billion and equity market capitalization of $1.2 billion of our common stock, operating partnership and LTIP units, and preferred stock.

     Based on the outstanding unhedged balances of our unsecured line of credit, secured construction loan, secured term loan, and our proportionate share of the outstanding balance for the PREI joint ventures’ secured acquisition and interim loan facility and secured construction loan at December 31, 2008, a 1% change in interest rates would change our interest costs by approximately $5.4 million per year. This amount was determined by considering the impact of hypothetical interest rates on our financial instruments. This analysis does not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of the magnitude discussed above, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, this analysis assumes no changes in our financial structure.
     In order to modify and manage the interest rate characteristics of our outstanding debt and to limit the effects of interest rate risks on our operations, we may utilize a variety of financial instruments, including interest rate swaps, caps and treasury locks in order to mitigate our interest rate risk on a related financial instrument. The use of these types of instruments to hedge our exposure to changes in interest rates carries additional risks, including counterparty credit risk, the enforceability of hedging contracts and the risk that unanticipated and significant changes in interest rates will cause a significant loss of basis in the contract. To limit counterparty credit risk we will seek to enter into such agreements with major financial institutions with high credit ratings. There can be no assurance that we will be able to adequately protect against the foregoing risks and will ultimately realize an economic benefit that exceeds the related amounts incurred in connection with engaging in such hedging activities. We do not enter into such contracts for speculative or trading purposes.

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
BioMed Realty Trust, Inc.:
     We have audited the accompanying consolidated balance sheets of BioMed Realty Trust, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, equity, comprehensive (loss)/income and cash flows for each of the years in the three-year period ended December 31, 2008. In connection with our audits of the consolidated financial statements, we have also audited the accompanying financial statement schedule III of the Company. The Company’s management is responsible for these consolidated financial statements and financial statement schedule. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Additionally, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
     As discussed in notes 3, 5, and 6 to the consolidated financial statements, the Company has retrospectively applied certain adjustments upon the adoption of new accounting standards related to noncontrolling interests, exchangeable senior notes, and earnings per share.
KPMG LLP
San Diego, California
February 12, 2009, except as to
notes 2(Investments in Real
Estate), 3, 5, and 6, which are as of
September 1, 2009

BIOMED REALTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2008	2007
ASSETS
Investments in real estate, net	$2,960,429	$2,807,599
Investment in unconsolidated partnerships	18,173	22,588
Cash and cash equivalents	21,422	13,479
Restricted cash	7,877	8,867
Accounts receivable, net	9,417	4,457
Accrued straight-line rents, net	58,138	36,415
Acquired above-market leases, net	4,329	5,745
Deferred leasing costs, net	101,519	116,491
Deferred loan costs, net	9,754	15,314
Other assets	38,256	27,676

Total assets	$3,229,314	$3,058,631

LIABILITIES AND EQUITY
Mortgage notes payable, net	$353,161	$379,680
Secured construction loan	507,128	425,160
Secured term loan	250,000	250,000
Exchangeable senior notes	122,043	163,798
Unsecured line of credit	108,767	270,947
Security deposits	7,623	7,090
Dividends and distributions payable	32,445	25,596
Accounts payable, accrued expenses and other liabilities	66,821	74,103
Derivative instruments	126,091	21,768
Acquired below-market leases, net	17,286	23,708

Total liabilities	1,591,365	1,641,850
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized: 7.375% Series A cumulative redeemable preferred stock, $230,000,000 liquidation preference ($25.00 per share), 9,200,000 shares issued and outstanding at December 31, 2008 and 2007	222,413	222,413
Common stock, $.01 par value, 100,000,000 shares authorized, 80,757,421 and 65,571,304 shares issued and outstanding at December 31, 2008 and 2007, respectively	808	656
Additional paid-in capital	1,661,009	1,291,740
Accumulated other comprehensive loss	(112,126)	(21,762)
Dividends in excess of earnings	(146,536)	(93,546)

Total stockholders’ equity	1,625,568	1,399,501
Noncontrolling interests	12,381	17,280

Total equity	1,637,949	1,416,781

Total liabilities and equity	$3,229,314	$3,058,631

See accompanying notes to consolidated financial statements.

BIOMED REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)

	Year Ended December 31,
	2008	2007	2006
Revenues:
Rental	$227,464	$195,996	$164,487
Tenant recoveries	72,166	61,735	54,160
Other income	2,343	8,378	88

Total revenues	301,973	266,109	218,735

Expenses:
Rental operations	61,600	50,789	40,623
Real estate taxes	23,129	20,353	20,376
Depreciation and amortization	84,227	72,202	65,063
General and administrative	22,834	21,870	18,085

Total expenses	191,790	165,214	144,147

Income from operations	110,183	100,895	74,588
Equity in net (loss)/income of unconsolidated partnerships	(1,200)	(893)	83
Interest income	485	990	1,102
Interest expense	(41,172)	(28,786)	(40,945)
Loss on derivative instruments	(19,948)	—	—
Gain on extinguishment of debt	14,783	—	—

Income from continuing operations	63,131	72,206	34,828
Income from discontinued operations before gain on sale of assets	—	639	1,542
Gain on sale of real estate assets	—	1,087	—

Income from discontinued operations	—	1,726	1,542

Net income	63,131	73,932	36,370
Net income attributable to noncontrolling interests	(2,077)	(2,531)	(1,610)

Net income attributable to the Company	61,054	71,401	34,760
Preferred stock dividends	(16,963)	(16,868)	—

Net income available to common stockholders	$44,091	$54,533	$34,760

Net income from continuing operations per share:
Basic earnings per share	$0.61	$0.81	$0.59

Diluted earnings per share	$0.61	$0.80	$0.59

Income from discontinued operations per share:
Basic earnings per share	$—	$0.02	$0.02

Diluted earnings per share	$—	$0.03	$0.02

Net income per share available to common stockholders:
Basic earnings per share	$0.61	$0.83	$0.61

Diluted earnings per share	$0.61	$0.83	$0.61

Weighted-average common shares outstanding:
Basic	71,684,244	65,303,204	55,928,975

Diluted	75,408,153	68,738,694	58,886,694

See accompanying notes to consolidated financial statements.

BIOMED REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands, except share data)

					Accumulated
	Series A			Additional	Other	Dividends in	Total
	Preferred	Common Stock		Paid-In	Comprehensive	Excess of	Stockholders’	Noncontrolling	Total
	Stock	Shares	Amount	Capital	(Loss)/Income	Earnings	Equity	Interests	Equity
Balance at December 31, 2005	$—	46,634,432	$466	$757,591	$5,922	$(33,504)	$730,475	$20,673	$751,148
Net proceeds from sale of common stock	—	18,428,750	184	506,587	—	—	506,771	—	506,771
Net proceeds from exercise of warrant	—	270,000	3	4,047	—	—	4,050	—	4,050
Net issuances of unvested restricted common stock	—	92,416	1	(1)	—	—	—	—	—
Vesting of share-based awards	—	—	—	4,019	—	—	4,019	—	4,019
Common stock dividends	—	—	—	—	—	(68,130)	(68,130)	—	(68,130)
OP unit distributions	—	—	—	—	—	—	—	(3,365)	(3,365)
Issuance of exchangeable senior notes	—	—	—	13,970	—	—	13,970	—	13,970
Contributions to noncontrolling interests	—	—	—	—	—	—	—	401	401
Net income	—	—	—	—	—	34,760	34,760	1,610	36,370
Unrealized gain on derivative instruments	—	—	—	—	2,495	—	2,495	—	2,495

Balance at December 31, 2006	—	65,425,598	654	1,286,213	8,417	(66,874)	1,228,410	19,319	1,247,729
Net proceeds from sale of preferred stock	222,413	—	—	—	—	—	222,413	—	222,413
Net issuances of unvested restricted common stock	—	145,706	2	(2)	—	—	—	—	—
Vesting of share-based awards	—	—	—	5,529	—	—	5,529	—	5,529
Common stock dividends	—	—	—	—	—	(81,205)	(81,205)	—	(81,205)
OP unit distributions	—	—	—	—	—	—	—	(4,199)	(4,199)
Purchase of noncontrolling interests	—	—	—	—	—	—	—	(371)	(371)
Net income	—	—	—	—	—	71,401	71,401	2,531	73,932
Preferred stock dividends	—	—	—	—	—	(16,868)	(16,868)	—	(16,868)
Unrealized loss on derivative instruments	—	—	—	—	(30,179)	—	(30,179)	—	(30,179)

Balance at December 31, 2007	222,413	65,571,304	656	1,291,740	(21,762)	(93,546)	1,399,501	17,280	1,416,781
Net proceeds from sale of common stock	—	14,754,000	147	361,983	—	—	362,130	—	362,130
Net issuances of unvested restricted common stock	—	363,917	4	(4)	—	—	—	—	—
Conversion of operating partnership units to common stock	—	68,200	1	485	—	—	486	(895)	(409)
Vesting of share-based awards	—	—	—	6,805	—	—	6,805	—	6,805
Common stock dividends	—	—	—	—	—	(97,081)	(97,081)	—	(97,081)
OP unit distributions	—	—	—	—	—	—	—	(4,669)	(4,669)
Purchase of noncontrolling interests	—	—	—	—	—	—	—	(1,412)	(1,412)
Net income	—	—	—	—	—	61,054	61,054	2,077	63,131
Preferred stock dividends	—	—	—	—	—	(16,963)	(16,963)	—	(16,963)
Unrealized loss on derivative instruments	—	—	—	—	(90,364)	—	(90,364)	—	(90,364)

Balance at December 31, 2008	$222,413	80,757,421	$808	$1,661,009	$(112,126)	$(146,536)	$1,625,568	$12,381	$1,637,949

See accompanying notes to consolidated financial statements.

BIOMED REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME
(In thousands)

	Year Ended December 31,
	2008	2007	2006
Net income available to common stockholders and noncontrolling interests	$46,168	$57,064	$36,370
Other comprehensive (loss)/income:
Unrealized (loss)/gain on derivative instruments	(104,322)	(30,179)	2,495
Reclassification of unrealized losses on derivative instruments	18,167	—	—
Ineffectiveness on derivative instruments	1,781	—	—
Equity in other comprehensive loss of unconsolidated partnerships	(917)	—	—
Deferred settlement payments derivative instruments, net	(5,073)	—	—

Total other comprehensive (loss)/income	(90,364)	(30,179)	2,495
Comprehensive (loss)/income	(44,196)	26,885	38,865
Comprehensive income attributable to noncontrolling interests	2,077	2,531	1,610

Comprehensive (loss)/income attributable to common stockholders	$(46,273)	$24,354	$37,255

See accompanying notes to consolidated financial statements.

BIOMED REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2008	2007	2006
Operating activities:
Net income	$63,131	$73,932	$36,370
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of real estate assets	—	(1,087)	—
Gain on extinguishment of debt	(14,783)	—	—
Depreciation and amortization	84,227	72,429	65,610
Allowance for doubtful accounts	796	232	193
Revenue reduction attributable to acquired above-market leases	1,416	2,451	2,471
Revenue recognized related to acquired below-market leases	(6,422)	(5,859)	(4,811)
Revenue reduction attributable to lease incentives	2,006	205	—
Compensation expense related to restricted common stock and LTIP units	6,106	6,229	4,019
Amortization of deferred loan costs	4,107	3,195	1,719
Amortization of debt premium on mortgage notes payable	(1,343)	(827)	(2,148)
Amortization of debt discount on exchangeable senior notes, net	1,561	1,132	479
Loss/(income) from unconsolidated partnerships	1,200	893	(83)
Distributions representing a return on capital received from unconsolidated partnerships	687	357	130
Distributions to noncontrolling interest in consolidated partnerships	—	(108)	—
Loss on derivative instruments	19,948	—	—
Changes in operating assets and liabilities:
Restricted cash	990	(2,441)	(939)
Accounts receivable	(5,319)	1,296	3,695
Accrued straight-line rents	(22,160)	(15,969)	(11,715)
Deferred leasing costs	(11,514)	(9,664)	(3,070)
Other assets	(4,943)	(2,314)	(3,567)
Security deposits	533	(587)	79
Accounts payable, accrued expenses and other liabilities	(5,178)	(8,530)	13,156

Net cash provided by operating activities	115,046	114,965	101,588

Investing activities:
Purchases of interests in and additions to investments in real estate and related intangible assets	(243,691)	(394,504)	(1,340,204)
Purchases of interests in unconsolidated partnerships	—	(21,402)	—
Proceeds from sale of real estate assets, net of selling costs	28,800	19,389	—
Distributions representing a return of capital received from unconsolidated partnerships	1,373	—	—
Noncontrolling interest investment in consolidated partnerships	239	205	449
Receipts of master lease payments	373	928	726
Security deposits received from prior owners of rental properties	—	—	720
Funds held in escrow for acquisitions	—	(12,900)	—
Additions to non-real estate assets	(5,755)	(1,017)	(1,154)

Net cash used in investing activities	(218,661)	(409,301)	(1,339,463)

Financing activities:
Proceeds from common stock offerings	371,310	—	528,783
Proceeds from exercise of stock warrant	—	—	4,050
Proceeds from preferred stock offering	—	230,000	—
Payment of common stock offering costs	(9,180)	—	(21,989)
Payment of preferred stock offering costs	—	(7,587)	—
Payment of deferred loan costs	(143)	(3,856)	(14,675)
Unsecured line of credit proceeds	199,750	286,237	620,476
Unsecured line of credit repayments	(361,930)	(243,455)	(409,311)
Secured bridge loan proceeds	—	—	150,000
Secured bridge loan payments	—	—	(150,000)
Exchangeable senior notes proceeds	—	—	175,000
Exchangeable senior notes repayments	(28,826)	—	—
Secured construction loan proceeds	81,968	138,805	286,355
Mortgage notes proceeds	—	—	147,000

	Year Ended December 31,
	2008	2007	2006
Principal payments on mortgage notes payable	(24,454)	(21,579)	(5,401)
Tenant improvement loan	—	—	(2,000)
Deferred settlement payments on derivative instruments, net	(5,073)	—	—
Distributions to operating partnership unit and LTIP unit holders	(4,547)	(3,936)	(3,312)
Dividends paid to common stockholders	(90,354)	(79,851)	(61,749)
Dividends paid to preferred stockholders	(16,963)	(12,627)	—

Net cash provided by financing activities	111,558	282,151	1,243,227

Net increase/(decrease) in cash and cash equivalents	7,943	(12,185)	5,352
Cash and cash equivalents at beginning of year	13,479	25,664	20,312

Cash and cash equivalents at end of year	$21,422	$13,479	$25,664

Supplemental disclosure of cash flow information:
Cash paid for interest (net of amounts capitalized of $42,320, $58,132, and $7,797, respectively)	$40,691	$25,154	$33,965
Supplemental disclosure of non-cash investing and financing activities:
Accrual for common stock dividends declared	27,053	20,326	18,973
Accrual for preferred stock dividends declared	4,241	4,241	—
Accrual for distributions declared for operating partnership unit and LTIP unit holders	1,151	1,029	874
Mortgage loans assumed (includes premium of $11,312 in 2006)	—	—	18,460
Accrued additions to real estate and related intangible assets	37,828	46,783	29,680
See accompanying notes to consolidated financial statements.

BIOMED REALTY TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization and Description of Business
     BioMed Realty Trust, Inc., a Maryland corporation (the “Company”) was incorporated in Maryland on April 30, 2004. On August 11, 2004, the Company commenced operations after completing its initial public offering. The Company operates as a fully integrated, self-administered and self-managed real estate investment trust (“REIT”) focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry principally through its subsidiary, BioMed Realty, L.P., a Maryland limited partnership (its “Operating Partnership”). The Company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. The Company’s properties are generally located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey.
     Information with respect to the number of properties, square footage, and the percent of rentable square feet leased to tenants is unaudited.
2. Basis of Presentation and Summary of Significant Accounting Policies
Principles of Consolidation
     The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, partnerships and limited liability companies it controls, and variable interest entities for which the Company has determined itself to be the primary beneficiary. All material intercompany transactions and balances have been eliminated. The Company consolidates entities the Company controls and records a noncontrolling interest for the portions not owned by the Company. Control is determined, where applicable, by the sufficiency of equity invested and the rights of the equity holders, and by the ownership of a majority of the voting interests, with consideration given to the existence of approval or veto rights granted to the minority shareholder. If the minority shareholder holds substantive participating rights, it overcomes the presumption of control by the majority voting interest holder. In contrast, if the minority shareholder simply holds protective rights (such as consent rights over certain actions), it does not overcome the presumption of control by the majority voting interest holder.
Investments in Partnerships
     The Company evaluates its investments in limited liability companies and partnerships under FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46R”), an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. FIN 46R provides guidance on the identification of entities for which control is achieved through means other than voting rights (“variable interest entities”) and the determination of which business enterprise should consolidate the variable interest entity (the “primary beneficiary”). Generally, FIN 46R applies when either (1) the equity investors (if any) lack one or more of the essential characteristics of a controlling financial interest, (2) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support or (3) the equity investors have voting rights that are not proportionate to their economic interests and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest.
     If FIN 46R does not apply, the Company considers EITF Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”), which provides guidance in determining whether a general partner controls a limited partnership. EITF 04-5 states that the general partner in a limited partnership is presumed to control that limited partnership. The presumption may be overcome if the limited partners have either (1) the substantive ability to dissolve the limited partnership or otherwise remove the general partner without cause or (2) substantive participating rights, which provide the limited partners with the ability to effectively participate in significant decisions that would be expected to be made in the ordinary course of the limited partnership’s business and thereby preclude the general partner from exercising unilateral control over the partnership. If the criteria in EITF 04-5 are met, the consolidation of the partnership or limited liability company is required.

     Except for investments that are consolidated in accordance with FIN 46R or EITF 04-5, the Company accounts for investments in entities over which it exercises significant influence, but does not control, under the equity method of accounting. These investments are recorded initially at cost and subsequently adjusted for equity in earnings and cash contributions and distributions. Under the equity method of accounting, the Company’s net equity in the investment is reflected in the consolidated balance sheets and its share of net income or loss is included in the Company’s consolidated statements of income.
     On a periodic basis, management assesses whether there are any indicators that the carrying value of the Company’s investments in partnerships or limited liability companies may be impaired on a more than temporary basis. An investment is impaired only if management’s estimate of the fair-value of the investment is less than the carrying value of the investment on a more than temporary basis. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying value of the investment over the fair-value of the investment. Management does not believe that the value of any of the Company’s investments in partnerships or limited liability companies was impaired as of and through December 31, 2008.
Investments in Real Estate
     Investments in real estate are carried at depreciated cost. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements	15-40 years
Ground lease	Term of the related lease
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment (other assets)	3 to 5 years
Acquired in-place leases	Non-cancelable term of the related lease
Acquired management agreements	Non-cancelable term of the related agreement
     Investments in real estate, net consists of the following (in thousands):

	December 31,
	2008	2007
Land	$347,878	$236,263
Land under development	69,529	181,165
Buildings and improvements	2,104,072	1,477,883
Construction in progress	439,221	949,723
Tenant improvements	161,839	67,009

	3,122,539	2,912,043
Accumulated depreciation	(162,110)	(104,444)

	$2,960,429	$2,807,599

     Certain amounts included in investment in real estate, net at December 31, 2007 have been reclassified in order to more accurately reflect assets that were undergoing development or redevelopment activities. Approximately $275.1 million was reclassified from land or buildings and improvements to land under development or construction in progress in order to conform to the current year presentation.
     On October 3, 2008, a portion of the parking spaces at the garage located on the Company’s Center for Life Science | Boston property was sold for approximately $28.8 million pursuant to an agreement assumed by the Company in connection with its acquisition of the property in November 2006. The carrying value of the garage allocable to the portion that was sold was approximately $28.8 million.
     Purchase accounting was applied, on a pro-rata basis where appropriate, to the assets and liabilities of real estate properties in which the Company acquired an interest or a partial interest. The fair-value of tangible assets of an acquired property (which includes land, buildings, and improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, buildings and improvements based on management’s determination of the relative fair-value of these assets. Factors considered by the Company in performing these analyses include an estimate of the carrying costs during the expected lease-up periods, current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand.
     The aggregate value of other acquired intangible assets consisting of acquired in-place leases and acquired management agreements (see deferred leasing costs below) are recorded based on a variety of considerations including, but not necessarily limited to: (a) the value associated with avoiding the cost of originating the acquired in-place leases (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (b) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes and insurance); and (c) the value associated with lost rental revenue from existing leases during the assumed lease-up period. The fair-value assigned to the acquired management agreements are recorded at the present value (using a discount rate which reflects the risks associated with the management agreements acquired) of the acquired management agreements with certain tenants of the acquired properties. The values of in-place leases and management agreements are amortized to expense over the remaining non-cancelable period of the respective leases or agreements. If a lease were to be terminated prior to its stated expiration, all unamortized amounts related to that lease would be written off.
     Costs incurred in connection with the acquisition, development or construction of properties and improvements are capitalized. Capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other direct costs incurred during the period of development. The Company capitalizes costs on land and buildings under development until construction is substantially complete and the property is held available for occupancy. Determination of when a development project is substantially complete and when capitalization must cease involves a degree of judgment. The Company considers a construction project as substantially complete and held available for occupancy upon the completion of landlord-owned tenant improvements or when the lessee takes possession of the unimproved space for construction of its own improvements, but no later than one year from cessation of major construction activity. The Company ceases capitalization on the portion substantially completed and occupied or held available for occupancy, and capitalizes only those costs associated with any remaining portion under construction. Interest costs capitalized for the years ended December 31, 2008, 2007, and 2006 were $42.3 million, $58.1 million, and $7.8 million, respectively. Capitalized costs associated with unsuccessful acquisitions are charged to expense when an acquisition is no longer considered probable.
     Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repairs and maintenance costs include all costs that do not extend the useful life of an asset or increase its operating efficiency. Significant replacement and betterments represent costs that extend an asset’s useful life or increase its operating efficiency.
Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed
     The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The review of recoverability is based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the long-lived asset’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a long-lived asset, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair-value of the property. The Company is required to make subjective assessments as to whether there are impairments in the values of its investments in long-lived assets. These assessments have a direct impact on the Company’s net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Although the Company’s strategy is to hold its properties over the long-term, if the Company’s strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized to reduce the property to the lower of the carrying amount or fair-value less costs to sell, and such loss could be material. If the Company determines that impairment has occurred, the affected assets must be reduced to their fair-value. As of and through December 31, 2008, no assets have been identified as impaired and no such impairment losses have been recognized.
Cash and Cash Equivalents
     Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. We maintain our cash at insured financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and, as a result, there is a concentration of credit risk related to amounts in excess of FDIC limits. The Company believes that the risk is not significant.

Restricted Cash
     Restricted cash primarily consists of cash deposits for real estate taxes, insurance and capital expenditures as required by certain mortgage notes payable.
Deferred Leasing Costs
     Leasing commissions and other direct costs associated with obtaining new or renewal leases are recorded at cost and amortized on a straight-line basis over the terms of the respective leases, with remaining terms ranging from less than one year to sixteen years as of December 31, 2008. Deferred leasing costs also include the net carrying value of acquired in-place leases and acquired management agreements.
     Deferred leasing costs, net at December 31, 2008 consisted of the following (in thousands):

	Balance at	Accumulated
	December 31, 2008	Amortization	Net
Acquired in-place leases	$168,390	$(92,072)	$76,318
Acquired management agreements	12,921	(8,602)	4,319
Deferred leasing and other direct costs	26,364	(5,482)	20,882

	$207,675	$(106,156)	$101,519

     Deferred leasing costs, net at December 31, 2007 consisted of the following (in thousands):

	Balance at	Accumulated
	December 31, 2007	Amortization	Net
Acquired in-place leases	$167,664	$(71,412)	$96,252
Acquired management agreements	12,921	(6,603)	6,318
Deferred leasing and other direct costs	15,541	(1,620)	13,921

	$196,126	$(79,635)	$116,491

     The estimated amortization expense during the next five years for deferred leasing costs at December 31, 2008 was as follows (in thousands):

2009	$21,546
2010	14,654
2011	11,114
2012	10,014
2013	8,649
Thereafter	35,542

$101,519

Deferred Loan Costs
     External costs associated with obtaining long-term financing are capitalized and amortized to interest expense over the terms of the related loans using the effective-interest method. Unamortized financing costs are charged to expense upon the early repayment or significant modification of the financing. Fully amortized deferred loan costs are removed from the books upon maturity of the debt. The balance is net of $16.8 million and $11.0 million of accumulated amortization at December 31, 2008 and 2007, respectively.
Revenue Recognition
     The Company commences revenue recognition on its leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. In determining what constitutes the leased asset, the Company evaluates whether the Company or the lessee is the owner, for accounting purposes, of the tenant improvements. If the Company is the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If the Company concludes that it is not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives, which reduce revenue recognized on a straight-line basis over the remaining non-cancelable term of the respective lease. In these circumstances, the Company begins revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct improvements. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. The Company considers a number of different factors to evaluate whether it or the lessee is the owner of the tenant improvements for accounting purposes. These factors include:
•	whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•	whether the tenant or landlord retain legal title to the improvements;

•	the uniqueness of the improvements;

•	the expected economic life of the tenant improvements relative to the length of the lease;

•	the responsible party for construction cost overruns; and

•	who constructs or directs the construction of the improvements.
     The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment. In making that determination, the Company considers all of the above factors. However, no one factor is determinative in reaching a conclusion.
     All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the term of the related lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in accrued straight-line rents on the accompanying consolidated balance sheets and contractually due but unpaid rents are included in accounts receivable. Existing leases at acquired properties are reviewed at the time of acquisition to determine if contractual rents are above or below current market rents for the acquired property. An identifiable lease intangible asset or liability is recorded based on the present value (using a discount rate that reflects the risks associated with the acquired leases) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) the Company’s estimate of the fair market lease rates for the corresponding in-place leases at acquisition, measured over a period equal to the remaining non-cancelable term of the leases and any fixed rate renewal periods (based on the Company’s assessment of the likelihood that the renewal periods will be exercised). The capitalized above-market lease values are amortized as a reduction of rental revenue on a straight-line basis over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental revenue on a straight-line basis over the remaining non-cancelable terms of the respective leases. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related intangible will be written off.
     The impact of the straight-line rent adjustment increased revenue for the Company by $22.2 million, $16.5 million (including discontinued operations), and $11.7 million for the years ended December 31, 2008, 2007, and 2006, respectively. Additionally, the impact of the amortization of acquired above-market leases, acquired below-market leases, and lease incentives increased rental revenues by $3.0 million, $3.2 million, and $2.3 million for the years ended December 31, 2008, 2007, and 2006, respectively.
     Total estimated minimum rents under non-cancelable operating tenant leases in effect at December 31, 2008 were as follows (in thousands):

2009	$241,199
2010	245,162
2011	236,269
2012	231,442
2013	222,872
Thereafter	1,774,297

$2,951,241

     Acquired above-market leases, net consisted of the following (in thousands):

	December 31,
	2008	2007
Acquired above-market leases	$12,729	$12,729
Accumulated amortization	(8,400)	(6,984)

	$4,329	$5,745

     Acquired below-market leases, net consisted of the following (in thousands):

	December 31,
	2008	2007
Acquired below-market leases	$37,961	$37,961
Accumulated amortization	(20,675)	(14,253)

	$17,286	$23,708

     Lease incentives, net included in other assets consisted of the following (in thousands):

	December 31,
	2008	2007
Lease incentives	$11,698	$2,361
Accumulated amortization	(2,211)	(205)

	$9,487	$2,156

     The estimated amortization during the next five years for acquired above- and below-market leases and lease incentives at December 31, 2008 was as follows (in thousands):

	2009	2010	2011	2012	2013	Thereafter	Total
Amortization of:
Acquired above-market leases	$(1,282)	$(1,222)	$(581)	$(314)	$(282)	$(648)	$(4,329)
Acquired below-market leases	5,065	4,011	1,463	1,463	1,220	4,064	17,286
Lease incentive	(1,264)	(1,264)	(1,264)	(1,152)	(1,078)	(3,465)	(9,487)

Net rental revenues — increase/(decrease)	$2,519	$1,525	$(382)	$(3)	$(140)	$(49)	$3,470

     Substantially all rental operations expenses, consisting of real estate taxes, insurance and common area maintenance costs are recoverable from tenants under the terms of lease agreements. Amounts recovered are dependent on several factors, including occupancy and lease terms. Revenues are recognized in the period the expenses are incurred. The reimbursements are recognized and presented in accordance with EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent (“EITF 99-19”). EITF 99-19 requires that these reimbursements be recorded gross, as the Company is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the credit risk.
     Lease termination fees are recognized when the related leases are canceled, collectability is assured, and we have no continuing obligation to provide space to former tenants. A gain on early termination of leases of $7.7 million for the year ended December 31, 2007 is included in other income on the consolidated statements of income. Approximately $4.8 million of the gain on early termination of a lease was recognized in 2007 as it did not meet revenue recognition criteria in 2006 due to the execution of the lease termination agreement on January 1, 2007. However, certain intangible assets related to the lease were fully amortized as of December 31, 2006. Lease commissions and other intangible assets related to early lease terminations in the amount of $3.1 million, $1.6 million, and $947,000 were fully amortized in the years ended December 31, 2008, 2007, and 2006, respectively.
     Payments received under master lease agreements entered into with the sellers of the Bayshore and King of Prussia properties to lease space that was not producing rent at the time of the acquisition are recorded as a reduction to buildings and improvements rather than as rental income in accordance with EITF 85-27, Recognition of Receipts from Made-Up Rental Shortfalls. Receipts under these master lease agreements totaled $373,000, $928,000, and $726,000 for the years ended December 31, 2008, 2007, and 2006, respectively.

Allowance for Doubtful Accounts
     The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent and tenant recovery payments or defaults. We may also maintain an allowance for accrued straight-line rents. The computation of this allowance is based on the tenants’ payment history and current credit status. Bad debt expense included in rental operations expenses was $796,000, $232,000, and $193,000 for the years ended December 31, 2008, 2007, and 2006, respectively. The Company’s allowance for doubtful accounts was $665,000 and $1.5 million as of December 31, 2008 and 2007, respectively. Included in the allowance for doubtful accounts for the year ended December 31, 2007 was $1.0 million related to master lease payments not expected to be collected.
Share-Based Payments
     SFAS No. 123 (revised 2004), Share-Based Payment, requires that all share-based payments to employees be recognized in the income statement based on their fair-value. The fair-value is recorded based on the market value of the common stock on the grant date and is amortized to general and administrative expense and rental operations expense over the relevant service period, adjusted for anticipated forfeitures. Through the year ended December 31, 2008, the Company only awarded restricted stock and LTIP unit grants under its incentive award plan (see Note 8), which are valued based on the market value of the underlying common stock, and did not grant any stock options.
Assets and Liabilities Measured at Fair-Value
     On January 1, 2008, the Company adopted SFAS 157, which defines fair-value, establishes a framework for measuring fair-value, and expands disclosures about fair-value measurements. SFAS 157 applies to reported balances that are required or permitted to be measured at fair-value under existing accounting pronouncements; accordingly, the standard does not require any new fair-value measurements of reported balances. As of December 31, 2008, the Company has applied the provisions of SFAS 157 to the valuation of its interest rate swaps, which are the only financial instruments measured at fair-value on a recurring basis.
     On January 1, 2008, the Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits companies to choose to measure certain financial instruments and other items at fair-value in order to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently. However, the Company has not elected to measure any additional financial instruments and other items at fair-value (other than those previously required under other GAAP rules or standards) under the provisions of this standard.
     SFAS 157 emphasizes that fair-value is a market-based measurement, not an entity-specific measurement. Therefore, a fair-value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair-value measurements, SFAS 157 establishes a fair-value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
     Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair-value measurement is based on inputs from different levels of the fair-value hierarchy, the level in the fair-value hierarchy within which the entire fair-value measurement falls is based on the lowest level input that is significant to the fair-value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair-value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.
     Currently, the Company uses forward starting and interest rate swaps to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair-values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. To comply with the provisions of SFAS 157, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair-value measurements. In adjusting the fair-value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.
     Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair-value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2008, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair-value hierarchy (see Note 11).
     No other assets or liabilities are measured at fair-value on a recurring basis, or have been measured at fair-value on a non-recurring basis subsequent to initial recognition, in the accompanying consolidated balance sheets as of December 31, 2008.
Derivative Instruments
     The Company records all derivatives on the balance sheet at fair-value. The accounting for changes in the fair-value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair-value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair-value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.
     For derivatives designated as cash flow hedges, the effective portion of changes in the fair-value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair-value of the derivative is recognized directly in earnings. The Company assesses the effectiveness of each hedging relationship by comparing the changes in cash flows of the derivative hedging instrument with the changes in cash flows of the designated hedged item or transaction.
     The Company’s objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, the Company uses interest rate swaps as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During 2008 and 2007, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt and future variability in the interest related cash flows from forecasted issuances of debt (see Notes 5 and 11). The Company formally documents the hedging relationships for all derivative instruments, the Company has historically accounted for all of its interest rate swap agreements as cash flow hedges, and the Company has not used derivatives for trading or speculative purposes. At December 31, 2008, the hedging relationships for two of four forward starting swaps were no longer considered highly effective and the Company was required to prospectively discontinue hedge accounting for these two swaps under SFAS 133 (see Note 11).
Equity Offering Costs
     Underwriting commissions and offering costs are reflected as a reduction of proceeds.
Income Taxes
     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The Company believes it has qualified and continues to qualify as a REIT. A REIT is generally not subject to federal income tax on that portion of its taxable income that is distributed to its stockholders. Accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) and, in most of the states, state income tax on its taxable income at regular corporate tax rates. The Company is subject to certain state and local taxes.
     The Company has formed a taxable REIT subsidiary (the “TRS”). In general, the TRS may perform non-customary services for tenants, hold assets that we cannot hold directly and, except for the operation or management of health care facilities or lodging facilities or the providing of any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, may engage in any real estate or non-real estate related business. The TRS is subject to corporate federal income taxes on its taxable income at regular corporate tax rates. There is no tax provision for the TRS for the periods presented in the accompanying consolidated statements of income due to net operating losses incurred. No tax benefits have been recorded since it is not considered more likely than not that the deferred tax asset related to the net operating loss carryforwards will be utilized.
Dividends and Distributions
     Earnings and profits, which determine the taxability of dividends and distributions to stockholders, will differ from income reported for financial reporting purposes due to the difference for federal income tax purposes in the treatment of revenue recognition, compensation expense, and in the estimated useful lives of real estate assets used to compute depreciation.
     The income tax treatment for dividends was as follows (unaudited):

	For the Year Ended December 31,
	2008		2007		2006
	Per Share	%	Per Share	%	Per Share	%
Common stock:
Ordinary income	$1.09	82.58%	$0.98	80.52%	$1.06	99.07%
Capital gain	—	0.00%	0.02	1.38%	—	0.00%
Return of capital	0.23	17.42%	0.22	18.10%	0.01	0.93%

Total	$1.32	100.00%	$1.22	100.00%	$1.07	100.00%

Preferred stock:
Ordinary income	$1.84	100.00%	$1.35	98.54%	$—	0.00%
Capital gain	—	0.00%	0.02	1.46%	—	0.00%
Return of capital	—	0.00%	—	0.00%	—	0.00%

Total	$1.84	100.00%	$1.37	100.00%	$—	0.00%

Management’s Estimates
     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reporting of revenue and expenses during the reporting period to prepare these consolidated financial statements in conformity with U.S. generally accepted accounting principles. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and reported amounts of revenue and expenses that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions.
     Management considers those estimates and assumptions that are most important to the portrayal of the Company’s financial condition and results of operations, in that they require management’s most subjective judgments, to form the basis for the accounting policies used by the Company. These estimates and assumptions of items such as market rents, time required to lease vacant spaces, lease terms for incoming tenants, terminal values and credit worthiness of tenants in determining the as-if-vacant value, in-place lease value and above and below-market rents value are utilized in allocating purchase price to tangible and identified intangible assets upon acquisition of a property. These accounting policies also include management’s estimates of useful lives in calculating depreciation expense on its properties and the ultimate recoverability (or impairment) of each property. If the useful lives of buildings and improvements are different from the original estimate, it could result in changes to the future results of operations of the Company. Future adverse changes in market conditions or poor operating results of our properties could result in losses or an inability to recover the carrying value of the properties that may not be reflected in the properties’ current carrying value, thereby possibly requiring an impairment charge in the future.
Segment Information
     The Company’s properties share the following similar economic and operating characteristics: (1) they have similar forecasted returns (measured by capitalization rate at acquisition), (2) they are generally occupied almost exclusively by life science tenants that are public companies, government agencies or their subsidiaries, (3) they are generally located near areas of high life science concentrations with similar demographics and site characteristics, (4) the majority of properties are designed specifically for life science tenants that require infrastructure improvements not generally found in standard properties, and (5) the associated leases are primarily triple-net leases, generally with a fixed rental rate and scheduled annual escalations, that provide for a recovery of close to 100% of operating expenses. Consequently, the Company’s properties qualify for aggregation into one reporting segment under the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.

Reclassifications
     Certain prior year amounts have been reclassified to conform to the current year presentation.
3. Equity
     During the year ended December 31, 2008, the Company issued restricted common stock awards to employees and to the members of its board of directors totaling 379,061 shares and 10,000 shares, respectively (25,144 shares were forfeited during the same period), which are included in the total of common stock outstanding as of the period end (see Note 6). During the year ended December 31, 2008, the Company also issued 185,434 LTIP units to employees, which are included in the total of common stock outstanding as of the period end (see Note 6).
     On April 22, 2008, the Company completed the issuance of 6,129,000 shares of common stock, including the exercise of an over-allotment option of 429,000 shares, resulting in net proceeds of approximately $149.6 million, after deducting the underwriter’s discount and commissions and offering expenses. The net proceeds to the Company were utilized to repay a portion of the outstanding indebtedness on the unsecured line of credit and for other general corporate and working capital purposes.
     On October 6, 2008, the Company completed the issuance of 8,625,000 shares of common stock, including the exercise of an over-allotment option of 1,125,000 shares, resulting in net proceeds of approximately $212.4 million, after deducting the underwriter’s discount and commissions and offering expenses. The net proceeds to the Company were utilized to repay a portion of the outstanding indebtedness on the unsecured line of credit and for other general corporate and working capital purposes.
     The Company also maintains a Dividend Reinvestment Program and a Cash Option Purchase Plan (collectively, the “DRIP Plan”) to provide existing stockholders of the Company with an opportunity to invest automatically the cash dividends paid upon shares of the Company’s common stock held by them, as well as permit existing and prospective stockholders to make voluntary cash purchases. Participants may elect to reinvest a portion of, or the full amount of cash dividends paid, whereas optional cash purchases are normally limited to a maximum amount of $10,000. In addition, the Company may elect to establish a discount ranging from 0% to 5% from the market price applicable to newly issued shares of common stock purchased directly from the Company. The Company may change the discount, initially set at 0%, at its discretion, but may not change the discount more frequently than once in any three-month period. Shares purchased under the DRIP Plan shall be, at the Company’s option, purchased from either (1) authorized, but previously unissued shares of common stock, (2) shares of common stock purchased in the open market or privately negotiated transactions, or (3) a combination of both. As of and through December 31, 2008, all shares issued to participants in the DRIP Plan have been acquired through purchases in the open market.
Common Stock, Partnership Units and LTIP Units
     As of December 31, 2008, the Company had outstanding 80,757,421 shares of common stock and 2,795,364 and 640,150 partnership and LTIP units, respectively. A share of the Company’s common stock and the partnership and LTIP units have essentially the same economic characteristics as they share equally in the total net income or loss and distributions of the Operating Partnership. The partnership units are further discussed in Note 3 and the LTIP units are discussed in Notes 3 and 8.
7.375% Series A Cumulative Redeemable Preferred Stock
     As of December 31, 2008, the Company had outstanding 9,200,000 shares of 7.375% Series A cumulative redeemable preferred stock, or Series A preferred stock. Dividends are cumulative on the Series A preferred stock from the date of original issuance in the amount of $1.84375 per share each year, which is equivalent to 7.375% of the $25.00 liquidation preference per share. Dividends on the Series A preferred stock are payable quarterly in arrears on or about the 15th day of January, April, July and October of each year. Following a change in control, if the Series A preferred stock is not listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Global Market, holders will be entitled to receive (when and as authorized by the board of directors and declared by the Company), cumulative cash dividends from, but excluding, the first date on which both the change of control and the delisting occurs at an increased rate of 8.375% per annum of the $25.00 liquidation preference per share (equivalent to an annual rate of $2.09375 per share) for as long as the Series A preferred stock is not listed. The Series A preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, the Series A preferred stock will rank senior to the Company’s common stock with respect to the payment of distributions and other amounts. The Company is not allowed to redeem the Series A preferred stock before January 18, 2012, except in limited circumstances to preserve its status as a REIT. On or after January 18, 2012, the Company may, at its option, redeem the Series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such Series A preferred stock up to, but excluding the redemption date. Holders of the Series A preferred stock generally have no voting rights except for limited voting rights if the Company fails to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. The Series A preferred stock is not convertible into or exchangeable for any other property or securities of the Company.

Dividends and Distributions
     The following table lists the dividends and distributions made by the Company and the Operating Partnership during the year ended December 31, 2008:

				Dividend and
		Amount Per		Distribution	Dividend and
Declaration Date	Securities Class	Share/Unit	Period Covered	Payable Date	Distribution Amount
					(In thousands)
March 14, 2008	Common stock and partnership and LTIP units	$0.33500	January 1, 2008 to March 31, 2008	April 15, 2008	$23,145
March 14, 2008	Series A preferred stock	$0.46094	January 16, 2008 to April 15, 2008	April 15, 2008	$4,240
June 16, 2008	Common stock and partnership and LTIP units	$0.33500	April 1, 2008 to June 30, 2008	July 15, 2008	$25,200
June 16, 2008	Series A preferred stock	$0.46094	April 16, 2008 to July 15, 2008	July 15, 2008	$4,241
September 15, 2008	Common stock and partnership and LTIP units	$0.33500	July 1, 2008 to September 30, 2008	October 15, 2008	$25,200
September 15, 2008	Series A preferred stock	$0.46094	July 16, 2008 to October 15, 2008	October 15, 2008	$4,241
December 15, 2008	Common stock and partnership and LTIP units	$0.33500	October 1, 2008 to December 31, 2008	January 15, 2009	$28,204
December 15, 2008	Series A preferred stock	$0.46094	October 16, 2008 to January 15, 2009	January 15, 2009	$4,241
     Total 2008 dividends and distributions declared through December 31, 2008:

Common stock, partnership units, and LTIP units	$101,749
Series A preferred stock	16,963

$118,712

Noncontrolling Interests
     On January 1, 2009, the Company adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”), which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest and requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. In addition, SFAS 160 establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. As a result of the issuance of SFAS 160, the guidance in EITF Topic D-98, Classification and Measurement of Redeemable Securities (“EITF D-98”), was amended to include redeemable noncontrolling interests within its scope. If noncontrolling interests are determined to be redeemable, they are to be carried at their redemption value as of the balance sheet date and reported as temporary equity.
     Noncontrolling interests on the consolidated balance sheets relate primarily to the partnership and LTIP units in the Operating Partnership (collectively, the “Units”) that are not owned by the Company. In conjunction with the formation of the Company, certain persons and entities contributing interests in properties to the Operating Partnership received partnership units. In addition, certain employees of the Operating Partnership received LTIP units in connection with services rendered or to be rendered to the Operating Partnership. Limited partners who have been issued Units have the right to require the Operating Partnership to redeem part or all of their Units upon vesting of the Units, if applicable. The Company may elect to acquire those Units in exchange for shares of the Company’s common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events, or pay cash based upon the fair market value of an equivalent number of shares of the Company’s common stock at the time of redemption. With respect to the noncontrolling interests in the Operating Partnership, EITF D-98 requires that noncontrolling interests with the redemption provisions that permit the issuer to settle in either cash or common stock at the option of the issuer be further evaluated under EITF No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“EITF 00-19”), paragraphs 12-32 to determine whether temporary or permanent equity classification on the balance sheet is appropriate. Since the Units comprising the noncontrolling interests contain such a provision, the Company evaluated this guidance and determined that the Units meet the requirements of EITF 00-19 to qualify for presentation as permanent equity.
     As a result of the adoption of SFAS 160, the Company has reclassified noncontrolling interests as a component of permanent equity in the accompanying consolidated balance sheets and has revised the consolidated statements of income and comprehensive

(loss)/income to separately present earnings and comprehensive income attributable to noncontrolling interests and to the Company. The Company will periodically evaluate individual noncontrolling interests for the ability to continue to recognize the noncontrolling interest as permanent equity in the consolidated balance sheets. Any noncontrolling interest that fails to qualify as permanent equity will be reclassified as temporary equity and adjusted to the greater of (a) the carrying amount or (b) its redemption value as of the end of the period in which the determination is made.
     The redemption value of the Units not owned by the Company, had such units been redeemed at December 31, 2008, was approximately $35.7 million based on the average closing price of the Company’s common stock of $10.38 per share for the ten consecutive trading days immediately preceding December 31, 2008.
     The following table shows the vested ownership interests in the Operating Partnership were as follows:

	December 31,
	2008		2007
	Partnership Units	Percentage of	Partnership Units	Percentage of
	and LTIP Units	Total	and LTIP Units	Total
BioMed Realty Trust	80,208,533	96.3%	65,308,702	95.7%
Noncontrolling interest consisting of:
Partnership and LTIP units held by employees and related parties	2,961,369	3.5%	2,726,172	4.0%
Partnership units held by third parties	122,192	0.2%	190,392	0.3%

Total	83,292,094	100.0%	68,225,266	100.0%

     An allocation is recorded each period in the consolidated statements of income for the noncontrolling interests’ proportionate share of the Company’s net income. An additional adjustment is made each period such that the carrying value of the noncontrolling interests equals the greater of (a) the noncontrolling interests’ proportionate share of equity as of the period end, or (b) the redemption value of the noncontrolling interests as of the period end, if classified as temporary equity.
     The accompanying consolidated financial statements include investments in one variable interest entity in which the Company is considered to be the primary beneficiary under FIN 46R. As of December 31, 2008, the Company had an 87.5% interest in the limited liability company that owns the Ardenwood Venture property. This entity is consolidated in the accompanying consolidated financial statements. Equity interests in this partnership not owned by the Company are classified as noncontrolling interest on the consolidated balance sheets as of December 31, 2008. Subject to certain conditions, the Company has the right to purchase the other member’s interest or sell its own interest in the Ardenwood limited liability company (“buy-sell option”). The estimated fair-value of this option is not material and the Company believes that it will have adequate resources to settle the option if exercised.
     On October 1, 2007, pursuant to the exercise of a put option by the noncontrolling interest limited partner in the limited partnership that owned the King of Prussia property, the Company completed the purchase of the remaining 11% interest for a purchase price of approximately $1.8 million, excluding closing costs. On June 2, 2008, pursuant to the exercise of a put option by the noncontrolling interest member, the Company completed the purchase of the remaining 30% interest in the limited liability company that owns the Waples Street property for consideration of approximately $1.8 million, excluding closing costs. On October 14, 2008, the Company completed the purchase of the remaining 30% interest in the limited liability company that owns the 530 Fairview Avenue property for consideration of approximately $2.6 million, excluding closing costs.
4. Mortgage Notes Payable
     A summary of the Company’s outstanding consolidated mortgage notes payable as of December 31, 2008 and 2007 was as follows (principal balance in thousands):

		Effective	Principal Balance
	Stated Fixed	Interest	December 31,
	Interest Rate	Rate	2008	2007	Maturity Date
Ardentech Court	7.25%	5.06%	$4,464	$4,564	July 1, 2012
Bayshore Boulevard	4.55%	4.55%	14,923	15,335	January 1, 2010
Bridgeview Technology Park I	8.07%	5.04%	11,384	11,508	January 1, 2011
Eisenhower Road	5.80%	4.63%	—	2,113	May 5, 2008
40 Erie Street	7.34%	4.90%	—	17,625	August 1, 2008
500 Kendall Street (Kendall D)	6.38%	5.45%	67,810	69,437	December 1, 2018
Lucent Drive	5.50%	5.50%	5,341	5,543	January 21, 2015
Monte Villa Parkway	4.55%	4.55%	9,084	9,336	January 1, 2010
6828 Nancy Ridge Drive	7.15%	5.38%	6,694	6,785	September 1, 2012
Road to the Cure	6.70%	5.78%	15,200	15,427	January 31, 2014
Science Center Drive	7.65%	5.04%	11,148	11,301	July 1, 2011
Shady Grove Road	5.97%	5.97%	147,000	147,000	September 1, 2016
Sidney Street	7.23%	5.11%	29,184	29,986	June 1, 2012
9885 Towne Centre Drive	4.55%	4.55%	20,749	21,323	January 1, 2010
900 Uniqema Boulevard	8.61%	5.61%	1,357	1,509	May 1, 2015

			344,338	368,792
Unamortized premiums			8,823	10,888

			$353,161	$379,680

     The net carrying value of properties (investments in real estate) secured by our mortgage notes payable was $572.6 million and $641.1 million at December 31, 2008 and 2007, respectively.
     Premiums were recorded upon assumption of the mortgage notes payable at the time of related acquisition to account for above-market interest rates. Amortization of these premiums is recorded as a reduction to interest expense over the remaining term of the respective note using a method that approximates the effective-interest method.
     The Company intends to repay any principal and accrued interest due in 2009 through the use of cash from operations or borrowings from its unsecured line of credit.
5. Credit Facilities, Exchangeable Senior Notes, and Other Debt Instruments
Unsecured Line of Credit
     The Company’s unsecured line of credit with KeyBank National Association (“KeyBank”) and other lenders was amended on August 1, 2007 to increase the borrowing capacity from $500.0 million to $600.0 million and extend the maturity date to August 1, 2011. The unsecured line of credit bears interest at a floating rate equal to, at the Company’s option, either (1) reserve adjusted LIBOR plus a spread which ranges from 100 to 155 basis points, depending on the Company’s leverage, or (2) the higher of (a) the prime rate then in effect plus a spread which ranges from 0 to 25 basis points, or (b) the federal funds rate then in effect plus a spread which ranges from 50 to 75 basis points, in each case, depending on the Company’s leverage. Subject to the administrative agent’s reasonable discretion, the Company may increase the amount of the unsecured line of credit to $1.0 billion upon satisfying certain conditions. In addition, the Company, at its sole discretion, may extend the maturity date of the unsecured line of credit to August 1, 2012 after satisfying certain conditions and paying an extension fee based on the then current facility commitment. The Company has deferred the loan costs associated with the subsequent amendments to the unsecured line of credit, which are being amortized to expense with the unamortized loan costs from the original debt facility over the remaining term. At December 31, 2008, the Company had $108.8 million in outstanding borrowings on its unsecured line of credit, with a weighted-average interest rate of 2.4% on the unhedged portion of the outstanding debt of approximately $73.8 million.
Secured Term Loan
     The Company’s $250.0 million secured term loan from KeyBank and other lenders, which is secured by the Company’s interests in twelve of its properties, was amended on August 1, 2007 and has a new maturity date of August 1, 2012. The secured term loan bears interest at a floating rate equal to, at the Company’s option, either (1) reserve-adjusted LIBOR plus 165 basis points or (2) the higher of (a) the prime rate then in effect plus 25 basis points or (b) the federal funds rate then in effect plus 75 basis points. The secured term loan is also secured by the Company’s interest in any distributions from these properties, a pledge of the equity interests in a subsidiary owning one of these properties, and a pledge of the equity interests in a subsidiary owning an interest in another of these properties. At December 31, 2008, the Company had $250.0 million in outstanding borrowings on its secured term loan, with an interest rate of 3.1% (excluding the effect of interest rate swaps).
     The terms of the credit agreements for the unsecured line of credit and secured term loan include certain restrictions and covenants, which limit, among other things, the payment of dividends and the incurrence of additional indebtedness and liens. The terms also require compliance with financial ratios relating to the minimum amounts of the Company’s net worth, fixed charge coverage, unsecured debt service coverage, the maximum amount of secured, and secured recourse indebtedness, leverage ratio and certain investment limitations. The dividend restriction referred to above provides that, except to enable the Company to continue to qualify as a REIT for federal income tax purposes, the Company will not make distributions with respect to common stock or other equity interests in an aggregate amount for the preceding four fiscal quarters in excess of 95% of funds from operations, as defined, for such period, subject to other adjustments. Management believes that it was in compliance with the covenants as of December 31, 2008.

Exchangeable Senior Notes
     On September 25, 2006, the Operating Partnership issued $175.0 million aggregate principal amount of its Exchangeable Senior Notes due 2026 (the “Notes”). The Notes are general senior unsecured obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership. Interest at a rate of 4.50% per annum is payable on April 1 and October 1 of each year, beginning on April 1, 2007, until the stated maturity date of October 1, 2026. The terms of the Notes are governed by an indenture, dated September 25, 2006, among the Operating Partnership, as issuer, the Company, as guarantor, and U.S. Bank National Association, as trustee. The Notes contain an exchange settlement feature, which provides that the Notes may, on or after September 1, 2026 or under certain other circumstances, be exchangeable for cash (up to the principal amount of the Notes) and, with respect to excess exchange value, into, at the Company’s option, cash, shares of the Company’s common stock or a combination of cash and shares of common stock at the then applicable exchange rate. The initial exchange rate was 26.4634 shares per $1,000 principal amount of Notes, representing an exchange price of approximately $37.79 per share. If certain designated events occur on or prior to October 6, 2011 and a holder elects to exchange Notes in connection with any such transaction, the Company will increase the exchange rate by a number of additional shares of common stock based on the date the transaction becomes effective and the price paid per share of common stock in the transaction, as set forth in the indenture governing the Notes. The exchange rate may also be adjusted under certain other circumstances, including the payment of cash dividends in excess of $0.29 per share of common stock. The increase in the quarterly cash dividend to $0.335 per share of common stock for 2008 resulted in an increase in the exchange rate to 26.8135 effective as of December 29, 2008, the Company’s ex dividend date. The Operating Partnership may redeem the Notes, in whole or in part, at any time to preserve the Company’s status as a REIT or at any time on or after October 6, 2011 for cash at 100% of the principal amount plus accrued and unpaid interest. The holders of the Notes have the right to require the Operating Partnership to repurchase the Notes, in whole or in part, for cash on each of October 1, 2011, October 1, 2016 and October 1, 2021, or upon the occurrence of a designated event, in each case for a repurchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest. At December 31, 2008, 2007 and 2006, the Notes had a contractual interest rate of 4.5%, which resulted in interest expense for the years ended December 31, 2008, 2007 and 2006 of approximately $7.6 million, $7.9 million and $2.1 million, respectively.
     On January 1, 2009, the Company adopted FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP 14-1”), an interpretation of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, which requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The equity component of the convertible debt is included in the additional paid-in capital section of stockholders’ equity and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the debt security. The resulting debt discount will be accreted as additional interest expense over the non-cancelable term of the instrument. The adoption of FSP 14-1 by the Company resulted in a decrease to the gain on extinguishment of debt recognized in 2008 of approximately $2.3 million and an increase in the recognition of additional non-cash interest expense, partially offset by the recognition of additional capitalized interest, which have been reflected in the accompanying revised consolidated financial statements. In addition, as a result of the adoption of FSP 14-1, the Company has separately recognized a debt discount and corresponding equity component associated with the exchange feature of the Notes. As of December 31, 2008 and 2007, the carrying value of the equity component recognized in connection with FSP 14-1 was approximately $14.0 million.
     In November 2008, the Company completed the repurchase of approximately $46.8 million face value of the Notes for approximately $28.8 million. The repurchase of the Notes resulted in the recognition of a gain on extinguishment of debt of approximately $14.8 million (net of the write-off of approximately $3.1 million in deferred loan fees and unamortized debt discount), which is reflected in the consolidated statements of income.
     Exchangeable senior notes, net, consisted of the following (in thousands):

	December 31,	December 31,
	2008	2007
Exchangeable senior notes	$128,250	$175,000
Unamortized debt discount(1)	(6,207)	(11,202)

	$122,043	$163,798

(1)	The unamortized debt discount will be amortized through October 1, 2011, the first date at which the holders of the Notes may require the Operating Partnership to repurchase the Notes. Amortization of the debt discount during the years ended December 31, 2008, 2007, and 2006 resulted in an effective interest rate of 6.5% on the Notes and additional interest expense (net of additional capitalized interest) of approximately $1.6 million, $1.1 million, and $479,000, respectively.

Secured Construction Loan
     The Company’s $550.0 million secured construction loan from KeyBank is secured by the Company’s Center for Life Science | Boston property. The loan is separated into four tranches of notes, tranches A, B-1, B-2 and C, and bears interest at a blended rate equal to, at the Company’s option, either (1) LIBOR plus approximately 122.5 basis points or (2) the higher of (a) the prime rate then in effect or (b) the federal funds rate then in effect plus 50 basis points. The loan matures on November 16, 2009, but the Company may extend the maturity date to November 16, 2010 after satisfying certain conditions and payment of an extension fee. The construction loan requires interest only monthly payments until the maturity date. The Company is presently in discussions with various financial institutions regarding the refinancing of its secured construction loan, which the Company is making efforts to complete by June 30, 2009 (see Note 11). The Company utilized a portion of the borrowing capacity on the construction loan, along with borrowings on its unsecured line of credit, to acquire the Center for Life Science | Boston property and to fund construction activities. The loan includes certain restrictions and covenants, which limit, among other things, the incurrence of additional indebtedness and liens. The loan also requires compliance with financial covenants relating to minimum amounts of net worth, fixed charge coverage, and leverage ratio. Management believes that it was in compliance with these covenants as of December 31, 2008. At December 31, 2008, the Company had outstanding borrowings on the secured construction loan of $507.1 million, with a weighted-average interest rate of 1.8% on the unhedged portion of the outstanding debt of approximately $392.1 million.
     As of December 31, 2008, principal payments due for the Company’s consolidated indebtedness (mortgage notes payable excluding unamortized debt premium of $8.8 million, unsecured line of credit, secured term loan, the Notes, and the secured construction loan, excluding the Company’s proportionate share of the indebtedness of its unconsolidated partnerships) were as follows (in thousands):

2009	$512,154
2010	47,446
2011	134,988
2012	291,421
2013	4,862
Thereafter(1)	347,612

$1,338,483

(1)	Includes $128.3 million in principal payments of the Notes based on a contractual maturity date of October 1, 2026.
6. Earnings Per Share
     On January 1, 2009, the Company adopted FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP 03-6-1”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in earnings allocation in computing basic earnings per share under the two-class method. The two-class method is an earnings allocation method for calculating earnings per share when a company’s capital structure includes either two or more classes of common stock or common stock and participating securities. Basic earnings per share under the two-class method is calculated based on dividends declared on common shares and other participating securities (“distributed earnings”) and the rights of participating securities to any undistributed earnings, which represents net income remaining after deduction of dividends accruing during the period. The undistributed earnings are allocated to all outstanding common shares and participating securities based on the relative percentage of each security to the total number of outstanding participating securities. Basic earnings per share represents the summation of the distributed and undistributed earnings per share class divided by the total number of shares. The Company has adjusted its calculation of basic and diluted earnings per share in the accompanying revised consolidated financial statements to reflect the portion of undistributed earnings allocable to participating securities. The change in calculating basic and diluted earnings per share did not have a material effect on the amounts previously reported for the periods presented (with the exception of the amount of weighted-average basic and diluted shares utilized in the calculation).
     Through December 31, 2008 all of the Company’s participating securities (including the Units) received dividends/distributions at an equal dividend/distribution rate per share/Unit. As a result, the portion of net income allocable to the weighted-average restricted stock outstanding for the years ended December 31, 2008, 2007 and 2006 has been deducted from net income allocable to common stockholders to calculate basic earnings per share. The calculation of diluted earnings per share for the years ended December 31, 2008, 2007 and 2006 includes the outstanding Units (both vested and unvested) and restricted stock in the weighted-average shares, as well as an increase to net income allocable to common stockholders for the portion of net income allocated to the noncontrolling interests in the Operating Partnership recognized during the respective period. No shares were contingently issuable upon settlement of the excess exchange value pursuant to the exchange settlement feature of the Notes (originally issued in 2006 — see Note 5) as the weighted-average common stock prices of $21.99, $25.92, and $28.97 for the years ended December 31, 2008, 2007 and 2006, respectively, did not exceed the exchange price then in effect of $37.79 per share. Therefore, potentially issuable shares resulting from settlement of the Notes were not included in the calculation of diluted weighted-average shares. In addition, approximately 323,268 shares of restricted stock were not included in the calculation of diluted earnings per share for the year ended December 31, 2006 as the effect would have been antidilutive. No other shares were considered antidilutive for the years ended December 31, 2008 and 2007.
     Computations of basic and diluted earnings per share in accordance with SFAS No. 128, Earnings per Share and FSP 03-6-1 (in thousands, except share data) were as follows:

	Year Ended December 31,
	2008	2007	2006
Basic earnings per share:
Income from continuing operations	$63,131	$72,206	$34,828
Less: income from continuing operations attributable to noncontrolling interests	(2,077)	(2,473)	(1,542)
Less: preferred dividends	(16,963)	(16,868)	—

Income from continuing operations available to common stockholders	44,091	52,865	33,286
Less: net income allocable and distributions in excess of earnings to participating securities (continuing operations)	(305)	(167)	(411)

Income from continuing operations attributable to common stockholders	43,786	52,698	32,875

Income from discontinued operations	—	1,726	1,542
Less: income from discontinued operations attributable to noncontrolling interests	—	(58)	(68)
Less: net income allocable and distributions in excess of earnings to participating securities (discontinued operations)	—	(4)	(18)

Income from discontinued operations	—	1,664	1,456

Net income attributable to common stockholders	$43,786	$54,362	$34,331

Diluted earnings per share:
Income from continuing operations	$63,131	$72,206	$34,828
Less: net income/(loss) attributable to noncontrolling interests in consolidated partnership	9	(45)	137
Less: preferred dividends	(16,963)	(16,868)	—

Income from continuing operations available to common stockholders	46,177	55,293	34,965
Income from discontinued operations	—	1,726	1,542

Net income attributable to common stockholders and participating securities (including the Units)	$46,177	$57,019	$36,507

Weighted-average common shares outstanding:
Basic	71,684,244	65,303,204	55,928,975
Incremental shares from assumed conversion:
Stock warrant	—	—	94,155
Unvested restricted stock	242,366	162,986	—
Operating partnership and LTIP units	3,481,543	3,272,504	2,863,564

Diluted	75,408,153	68,738,694	58,886,694

Basic and diluted earnings per share:
Income per share — basic:
Income per share from continuing operations available to common stockholders	$0.61	$0.81	$0.59
Income per share from discontinued operations	—	0.02	0.02

Net income per share attributable to common stockholders	$0.61	$0.83	$0.61

Income per share — diluted:
Income per share from continuing operations available to common stockholders	$0.61	$0.80	$0.59
Income per share from discontinued operations	—	0.03	0.02

Net income per share attributable to common stockholders and participating securities	$0.61	$0.83	$0.61

7. Fair-Value of Financial Instruments
     SFAS No. 107, Disclosure about Fair-value of Financial Instruments, requires the Company to disclose fair-value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair-value. The Company’s disclosures of estimated fair-value of financial instruments at December 31, 2008 and 2007, respectively, were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair-value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair-value amounts.
     The carrying amounts for cash and cash equivalents, restricted cash, accounts receivable, security deposits, accounts payable, accrued expenses and other liabilities approximate fair-value due to the short-term nature of these instruments.

     The Company utilizes quoted market prices to estimate the fair-value of its fixed rate debt, when available. If quoted market prices are not available, the Company calculates the fair-value of its mortgage notes payable and other fixed rate debt based on a currently available market rate assuming the loans are outstanding through maturity and considering the collateral. In determining the current market rate for fixed rate debt, a market spread is added to the quoted yields on federal government treasury securities with similar terms to debt.
     The fair-value of variable rate debt approximates book value because the interest rate is based on LIBOR plus a spread, which approximates a market interest rate. In accordance with SFAS 133, the carrying value of interest rate swaps, as well as the underlying hedged liability, if applicable, are reflected at their fair-value. The Company relies on quotations from a third party to determine these fair-values.
     At December 31, 2008 and 2007, the aggregate fair-value and the carrying value of the Company’s consolidated mortgage notes payable, unsecured line of credit, secured construction loan, Notes, and secured term loan were as follows (in thousands):

	December 31,
	2008		2007
	Fair-value	Carrying Value	Fair-value	Carrying Value
Mortgage notes payable(1)	$373,572	$353,161	$393,791	$379,680
Unsecured line of credit	104,507	108,767	270,947	270,947
Secured construction loan	500,162	507,128	425,352	425,160
Exchangeable notes(2)	60,278	122,043	150,889	163,798
Secured term loan	240,667	250,000	254,526	250,000

Total	$1,279,186	$1,341,099	$1,495,505	$1,489,585

(1)	Carrying value includes $8.8 million and $10.9 million of unamortized debt premium as of December 31, 2008 and 2007, respectively.

(2)	Carrying value includes $6.2 million and $11.2 million of unamortized debt discount as of December 31, 2008 and 2007, respectively.
8. Incentive Award Plan
     The Company has adopted the BioMed Realty Trust, Inc. and BioMed Realty, L.P. 2004 Incentive Award Plan (the “Plan”). The Plan provides for grants to directors, employees and consultants of the Company and the Operating Partnership (and their respective subsidiaries) of stock options, restricted stock, LTIP units, stock appreciation rights, dividend equivalents, and other incentive awards. The Company has reserved 2,500,000 shares of common stock for issuance pursuant to the Plan, subject to adjustments as set forth in the Plan. As of December 31, 2008, 795,879 shares of common stock or awards convertible into or exchangeable for common stock remained available for future issuance under the Plan. Each LTIP unit issued will count as one share of common stock for purposes of calculating the limit on shares that may be issued. Compensation cost for these incentive awards is measured based on the fair-value of the award on the grant date (fair-value is calculated based on the closing price of the Company’s common stock on the date of grant) and is recognized as expense over the respective vesting period, which for restricted stock awards and LTIP units is generally two to five years. Fully vested incentive awards may be settled for either cash or stock depending on the Company’s election and the type of award granted. Participants are entitled to cash dividends and may vote such awarded shares, but the sale or transfer of such shares is limited during the restricted or vesting period. Since inception, the Company has only awarded restricted stock grants and LTIP units. The restricted stock grants may only be settled for stock whereas the LTIP units may be redeemed for either cash or common stock, at the Company’s election.
     LTIP units represent a profits interest in the Operating Partnership for services rendered or to be rendered by the LTIP unit holder in its capacity as a partner, or in anticipation of becoming a partner, in the Operating Partnership. Initially, LTIP units do not have full parity with common units of the Operating Partnership with respect to liquidating distributions, although LTIP unit holders receive the same quarterly per unit distributions as common units and may vote the LTIP units from the date of issuance. The LTIP units are subject to vesting requirements, which lapse over a specified period of time (normally three to five years from the date of issuance). In addition, the LTIP units are generally subject to a two-year lock-up period during which time the LTIP units may not be redeemed or sold by the LTIP unit holder. Upon the occurrence of specified events, LTIP units may over time achieve full parity with common units of the Operating Partnership for all purposes. Upon achieving full parity, and after the expiration of any vesting and lock-up periods, LTIP units may be redeemed for an equal number of the Company’s common stock or cash, at the Company’s election.
     During the years ended December 31, 2008, 2007, and 2006 the Company granted 574,495, 458,015, and 243,232 shares of unvested restricted stock and LTIP units with aggregate values of $7.6 million, $12.9 million, and $6.7 million under the Plan, respectively. For the years ended December 31, 2008, 2007, and 2006, a total of 312,828, 209,818, and 163,194 shares of restricted stock and LTIP units vested, with fair-values of $6.3 million, $6.0 million, and $4.0 million, respectively. For the years ended December 31, 2008, 2007, and 2006, $6.1 million, $6.2 million, and $4.0 million, respectively, of stock-based compensation expense was recognized in general and administrative expenses and rental operations expense. On December 31, 2008, the Company accelerated the vesting of 73,725 LTIP units for one employee (included in the table below), resulting in a revaluation based on the fair-value of the LTIP units on that date, and the recognition of compensation expense of approximately $583,000 in 2008. As of December 31, 2008, total compensation expense related to unvested awards of $12.0 million will be recognized in the future over a weighted-average period of 3.2 years.
     A summary of the Company’s unvested restricted stock and LTIP units is presented below:

		Weighted
	Unvested Restricted	Average Grant-
	Shares/LTIP Units	Date Fair-Value
Balance at December 31, 2005	344,492	$17.70
Granted	243,232	27.75
Vested	(163,194)	16.82
Forfeited	(150)	26.70

Balance at December 31, 2006	424,380	23.79
Granted	458,015	28.14
Vested	(209,818)	20.37
Forfeited	(8,259)	28.17

Balance at December 31, 2007	664,318	27.81
Granted	574,495	11.87
Vested	(312,828)	25.13
Forfeited	(25,144)	25.40

Balance at December 31, 2008	900,841	$18.92

9. Investment in Unconsolidated Partnerships
     The accompanying consolidated financial statements include investments in two limited liability companies with PREI, which were formed in the second quarter of 2007, and in 10165 McKellar Court, L.P. (“McKellar Court”), a limited partnership with Quidel Corporation, the tenant which occupies the McKellar Court property. One of the PREI joint ventures, PREI II LLC, is a variable interest entity as defined in FIN 46R; however, the Company is not the primary beneficiary. Upon formation of the limited liability company, the Company determined that PREI will bear the majority of the losses forecasted for the new entity based on the governing operating agreements. The other PREI limited liability company, PREI I LLC, does not qualify as a variable interest entity as defined in FIN 46R. In addition, consolidation under EITF 04-5 is not required as the Company does not control the joint ventures. The McKellar Court partnership is a variable interest entity as defined in FIN 46R; however, the Company is not the primary beneficiary. The limited partner at McKellar Court is the only tenant in the property and will bear the majority of any losses based on the governing operating agreement. As it does not control the limited liability companies or the partnership, the Company accounts for them under the equity method of accounting. Significant accounting policies used by the unconsolidated partnerships that own these properties are similar to those used by the Company. General information on the PREI joint ventures and the McKellar Court partnership (each referred to in this footnote individually as a “partnership” and collectively as the “partnerships”) as of December 31, 2008 (dollars in thousands) was as follows:

		Company’s	Company’s
		Ownership	Economic
Name	Partner	Interest	Interest		Date Acquired
PREI I(1)	PREI	20%	20%		April 4, 2007
PREI II(2)	PREI	20%	20%		April 4, 2007
McKellar Court(3)	Quidel Corporation	21%	21	%(4)	September 30, 2004

(1)	PREI I LLC acquired a portfolio of properties in Cambridge, Massachusetts comprised of a stabilized laboratory/building totaling 184,445 square feet located at 320 Bent Street, a partially leased laboratory/office building totaling 420,000 square feet at 301 Binney Street, a 37-unit apartment building, an operating garage facility on Rogers Street with 503 spaces, an operating below grade garage facility at Kendall Square with approximately 1,400 spaces, and a building currently under construction at 650 East Kendall Street that the Company believes can support up to 280,000 rentable square feet of laboratory and office space. The 650 East Kendall Street site will also include a below grade parking facility that the Company estimates can support up to 560 spaces upon completion.

Each of the PREI operating agreements includes a put/call option whereby either member can cause the limited liability company to sell certain properties in which it holds leasehold interests to the Company at any time after the fifth anniversary and before the seventh anniversary of the acquisition date. However, the put/call option may be terminated prior to exercise under certain circumstances. The put/call option purchase price is based on a predetermined return on capital invested by PREI. If the put/call option is exercised, the Company believes that it would have adequate resources to fund the purchase price.

The PREI joint ventures jointly entered into a secured acquisition and interim loan facility with KeyBank in which the partnerships utilized approximately $427.0 million to fund a portion of the purchase price for the properties acquired in April 2007. The remaining funds available will be utilized to fund future construction costs at certain properties currently under development. Pursuant to the loan facility, the Company executed guaranty agreements in which it guaranteed the full completion of the construction at the 301 Binney Street property if PREI I LLC is unable or unwilling to complete the project. The secured acquisition and interim loan facility matures on April 3, 2009. At December 31, 2008, there were $364.1 million in outstanding borrowings on the secured acquisition and interim loan facility, with a contractual interest rate of 2.2%. On February 11, 2009, the PREI joint ventures jointly refinanced the outstanding balance of the secured acquisition and interim loan facility, or approximately $364.1 million, with the proceeds of a new loan totaling $203.3 million and members’ capital contributions funding the balance due. The new loan bears interest at a rate equal to, at the option of the PREI joint ventures, either (1) reserve adjusted LIBOR plus 350 basis points or (2) the higher of (a) the prime rate then in effect, (b) the federal funds rate then in effect plus 50 basis points or (c) one-month LIBOR plus 450 basis points, and requires interest only monthly payments until the maturity date, February 10, 2011. In addition, the PREI joint ventures may extend the maturity date of the secured acquisition and interim loan facility to February 10, 2012 after satisfying certain conditions and paying an extension fee based on the then current facility commitment.

(2)	PREI II LLC acquired a portfolio of properties comprised of a development parcel in Houston, Texas; a laboratory/office building totaling 259,706 rentable square feet and fee simple and leasehold interests in surrounding land parcels located at the Science Park at Yale in New Haven, Connecticut; and 25,000 rentable square feet of retail space and additional pad sites for future development in Cambridge, Massachusetts. On August 2, 2007, PREI II LLC completed the disposition of the 25,000 square feet of retail and additional pad sites in Cambridge, Massachusetts. The total sale price included approximately $4.0 million contingently payable in June 2012 pursuant to a put/call option, exercisable on the earlier of the extinguishment or expiration of development restrictions placed on a portion of the development rights included in the disposition. On September 28, 2007, PREI II LLC completed the disposition of the laboratory/office building and the fee simple and leasehold interests in surrounding land parcels in New Haven, Connecticut. On December 28, 2007, PREI II LLC completed the disposition of the development parcel in Houston, Texas. None of the sales resulted in the recognition of a material gain or loss. The Company’s remaining investment in PREI II LLC (maximum exposure to losses) was approximately $824,000 at December 31, 2008.

(3)	The McKellar Court partnership holds a property comprised of a two-story laboratory/office building totaling 72,863 rentable square feet located in San Diego, California. The Company’s investment in the McKellar Court partnership (maximum exposure to losses) was approximately $2.4 million at December 31, 2008.

(4)	The Company’s economic interest in the McKellar Court partnership entitles it to 75% of the gains upon a sale of the property and 21% of the operating cash flows.
     The Company acts as the operating member or partner, as applicable, and day-to-day manager for the partnerships. The Company is entitled to receive fees for providing construction and development services (as applicable) and management services to the PREI joint ventures. The Company earned approximately $2.5 million and $889,000 in fees for the years ended December 31, 2008, and 2007 for services provided to the PREI joint ventures, which are reflected in tenant recoveries and other income in the consolidated statements of income.
     The condensed combined balance sheets for all of the Company’s unconsolidated partnerships were as follows (in thousands):

	December 31,
	2008	2007
Assets:
Investments in real estate, net	$592,169	$522,277
Cash and cash equivalents (including restricted cash)	6,757	8,430
Intangible assets, net	15,126	17,552
Other assets	16,373	8,488

Total assets	$630,425	$556,747

Liabilities and members’ equity:
Mortgage notes payable and secured construction loan	$517,938	$426,914
Other liabilities	24,844	23,215
Members’ equity	87,643	106,618

Total liabilities and equity	$630,425	$556,747

Company’s net investment in unconsolidated partnerships	$18,173	$22,588

     On February 13, 2008, a wholly owned subsidiary of the Company’s joint venture with PREI I LLC entered into a secured construction loan facility with certain lenders to provide borrowings of up to approximately $245.0 million, with a maturity date of August 13, 2010, in connection with the construction of 650 East Kendall Street, a life sciences building located in Cambridge, Massachusetts. Proceeds from the secured construction loan were used in part to repay a portion of the secured acquisition and interim loan facility held by the PREI joint ventures and are being used to fund the balance of the cost to complete construction of the project. In February 2008, the subsidiary entered into an interest rate swap agreement, which is intended to have the effect of initially fixing the interest rate on up to $163.0 million of the secured construction loan facility at a weighted average rate of 4.4% through August 2010. The swap agreement had an original notional amount of $84.0 million based on the initial borrowing on the secured construction loan facility, which will increase on a monthly basis at predetermined amounts as additional borrowings are made. At December 31, 2008, there were $143.5 million in outstanding borrowings on the secured construction loan facility, with a contractual interest rate of 2.7%.
     During 2008, the Company provided approximately $411,000 in additional funding to the PREI joint ventures pursuant to capital calls, primarily related to the working capital requirements. In addition, the Company received distributions of approximately $1.9 million, representing a return of capital of approximately $1.4 million upon the execution of the secured construction loan facility for the PREI I LLC entity.
     The condensed combined statements of (loss)/income for the unconsolidated partnerships were as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Total revenues	$30,598	$18,945	$1,911

Rental operations expenses and real estate taxes	15,531	8,854	197
Depreciation and amortization	10,483	5,674	381
Interest expense, net of interest income	10,759	8,946	928

Total expenses	36,773	23,474	1,506

Net (loss)/income	$(6,175)	$(4,529)	$405

Company’s equity in net (loss)/income of unconsolidated partnerships	$(1,200)	$(893)	$83

10. Discontinued Operations
     During the year ended December 31, 2007, the Company sold the following property (in thousands):

		Original
Property	Date of Sale	Acquisition Date	Sales Price	Gain on Sale
Colorow Drive	May 30, 2007	December 22, 2005	$20,000	$1,087
     The results of operations of the above property are reported as discontinued operations for all periods presented in the accompanying consolidated financial statements. The following is a summary of the revenue and expense components that comprise income from discontinued operations (in thousands):

	Year Ended December 31,
	2008	2007	2006
Total revenues	$—	$1,111	$2,675
Total expenses	—	472	1,133

Income from discontinued operations before gain on sale	—	639	1,542
Gain on sale of real estate assets	—	1,087	—

Income from discontinued operations	$—	$1,726	$1,542

11. Derivative and Other Financial Instruments
     As of December 31, 2008, the Company had four forward starting swaps with a total notional value of $450.0 million, which are carried on the accompanying consolidated balance sheets at fair-value, based on the net present value of the expected future cash flows on the swaps. At maturity (mandatory settlement date of April 30, 2009, if not previously settled), the Company will either (a) receive payment from the counterparties if the accumulated balance is an asset, or (b) make payment to the counterparties if the accumulated balance is a liability with the resulting receipt or payment deferred and amortized as an increase or decrease to interest expense over the term of the forecasted borrowing. Based upon the fair-values of the forward starting swaps as of December 31, 2008, the Company would be required to pay the counterparties approximately $102.9 million.

     The four forward starting swaps were acquired to mitigate the Company’s exposure to the variability in expected future cash flows attributable to changes in future interest rates associated with a forecasted issuance of fixed rate debt by April 30, 2009. Such fixed rate debt was generally expected to be issued in connection with a refinancing of the Company’s secured construction loan. At December 31, 2008, the hedging relationships for two of the Company’s four forward starting swaps, with an aggregate notional amount of $150.0 million, were no longer considered highly effective as the expectation of forecasted interest payments had changed, and the Company was required to prospectively discontinue hedge accounting for these two swaps. As a result, a portion of the unrealized losses related to these forward starting swaps previously included in accumulated other comprehensive loss, totaling $18.2 million, was reclassified to the consolidated income statement as loss on derivative instruments in the fourth quarter of 2008. Prospective changes in the fair-value of these two swaps will be recorded in the consolidated income statements through the date the swaps are settled.
     As of December 31, 2008, the Company also had three interest rate swaps with an aggregate notional amount of $400.0 million under which at each monthly settlement date the Company either (1) receives the difference between a fixed interest rate (the “Strike Rate”) and one-month LIBOR if the Strike Rate is less than LIBOR or (2) pays such difference if the Strike Rate is greater than LIBOR. One interest rate swap with a notional amount of $250.0 million (interest rate of 5.8%, including the applicable credit spread) hedges the Company’s secured term loan. Each of the remaining two interest rate swaps hedges the first interest payments, due on the date that is on or closest after each swap’s settlement date, associated with the amount of LIBOR-based debt equal to each swap’s notional amount. One of these interest rate swaps has a notional amount of $35.0 million (interest rate of 5.9%, including the applicable credit spread) and is currently intended to hedge interest payments associated with the Company’s unsecured line of credit. The remaining interest rate swap has a notional amount of $115.0 million (interest rate of 5.9%, including the applicable credit spread) and is currently intended to hedge interest payments associated with the Company’s secured construction loan. No initial investment was made to enter into the interest rate swap agreements.
     The following is a summary of the terms of the forward starting swaps and the interest rate swaps and their fair-values, which are included in derivative instruments on the accompanying consolidated balance sheets (in thousands):

	Current				Fair-Value (1)
	Notional				December 31,
	Amount	Strike Rate	Effective Date	Expiration Date	2008	2007
	$250,000	4.157%	June 1, 2005	June 1, 2010	$(11,011)	$(2,830)
	115,000	4.673%	October 1, 2007	August 1, 2011	(9,349)	(3,261)
	35,000	4.700%	October 10, 2007	August 1, 2011	(2,858)	(1,019)
	330,000	4.825%	September 25, 2007	September 25, 2008	—	(1,700)
	55,000	4.760%	September 20, 2007	September 20, 2008	—	(254)

Interest rate swaps	785,000				(23,218)	(9,064)

	150,000	5.162%	December 30, 2008	December 30, 2018	(34,307)	(4,254)
	50,000	5.167%	December 30, 2008	December 30, 2018	(11,449)	(1,437)
	100,000	5.167%	December 30, 2008	December 30, 2018	(22,942)	(2,874)
	150,000	5.152%	December 30, 2008	December 30, 2018	(34,175)	(4,139)

Forward starting swaps	$450,000				$(102,873)	$(12,704)

Total derivative instruments	$1,235,000				$(126,091)	$(21,768)

(1)	On January 1, 2008, the Company adopted SFAS 157, which requires the Company to disclose the framework utilized for measuring the fair-value of assets and liabilities measured at fair-value on a recurring basis (see Note 2). The Company has determined that its derivative valuations for the year ended December 31, 2008 in their entirety are classified in Level 2 of the fair-value hierarchy.
     The (decrease)/increase in net unrealized (losses)/gains of ($90.4) million, ($30.2) million, and $2.5 million for the years ended December 31, 2008, 2007, and 2006, respectively, for derivatives designated as cash flow hedges are separately disclosed in the consolidated financial statements in stockholders’ equity as a component of accumulated other comprehensive loss.
     For the year ended December 31, 2008, approximately $1.8 million of hedge ineffectiveness on cash flow hedges due to mismatches in forecasted debt issuance dates, maturity dates and interest rate reset dates of the interest rate swaps and related debt was recognized in loss on derivative instruments. For the years ended December 31, 2007 and 2006 an immaterial amount of hedge ineffectiveness on cash flow hedges due to mismatches in maturity dates and interest rate reset dates of the interest rate swaps and related debt was recognized in interest expense. If the Company is unable to complete the refinancing of the secured construction loan by June 30, 2009 or completes the refinancing by June 30, 2009, but in an amount less than the $300.0 million in notional value associated with the remaining two forward starting swaps designated as cash flow hedges, additional ineffectiveness may occur. The amount of ineffectiveness that the Company would be required to record will depend on the value of the swaps, the timing of the settlement of the swaps, the amount of debt refinanced and the timing of the refinancing.
     Amounts reported in accumulated other comprehensive loss related to derivatives will be reclassified to earnings when the hedged transaction affects earnings. The change in net unrealized (loss)/gain on derivative instruments includes reclassifications of net unrealized losses from accumulated other comprehensive loss as (a) an increase to interest expense of $7.1 million and (b) a loss on derivative instruments of $19.9 million for the year ended December 31, 2008. The change in net unrealized (loss)/gain on derivative instruments includes reclassifications of net unrealized gains and losses from accumulated other comprehensive loss as a reduction to interest expense of $3.1 million and $2.3 million for the years ended December 31, 2007 and 2006, respectively. In addition, for the year ended December 31, 2008, approximately $5.1 million of settlement payments relating to the Company’s interest rate swaps have been deferred in accumulated other comprehensive loss related to the Company’s Center for Life Science | Boston, Pacific Research Center, and other properties that have been or are currently under development or redevelopment. During 2009, the Company estimates that an additional $17.1 million will be reclassified as an increase to interest expense.
     The Company has the right to purchase the other member’s interest or sell its own interest (collectively, the “Buy-Sell Option”) in the Ardenwood limited liability company at any time after the later of (1) the second anniversary of the date that the related property is at least ninety percent leased with remaining lease terms of at least five years and (2) the date that a term loan is obtained pursuant to the agreement. If the Buy-Sell Option is exercised by the Company, the other member has the right to determine whether to acquire the Company’s membership interest or to sell its own membership interest to the Company. The agreement provides that the Buy-Sell Option price will be based on the fair-value of the assets at the time of exercise. The Company believes the fair-value of the project is equal to, or in excess of, the carrying value of the project as of December 31, 2008. In addition, if the other member exercises the Buy-Sell Option, the Company believes that it has adequate resources to settle the option.
12. Commitments and Contingencies
Concentration of Credit Risk
     Life science entities comprise the vast majority of the Company’s tenant base. Because of the dependence on a single industry, adverse conditions affecting that industry will more adversely affect our business. Two of the Company’s tenants, Human Genome Sciences, Inc. and Vertex Pharmaceuticals Incorporated, comprised 21.1% and 13.7%, or $48.0 million and $31.3 million, respectively, of rental revenues for the year ended December 31, 2008; 24.4% and 14.6%, or $48.0 million and $28.8 million, respectively, of rental revenues for the year ended December 31, 2007; and 17.4% and 15.7%, or $29.0 million and $26.1 million, respectively, of rental revenues for the year ended December 31, 2006. These tenants are located in the Company’s Maryland, and Boston and San Diego markets, respectively. The inability of these tenants to make lease payments could materially adversely affect the Company’s business.
     The Company generally does not require collateral or other security from our tenants, other than security deposits or letters of credit in select cases.
Construction and Other Related Commitments
     As of December 31, 2008, the Company had approximately $145.0 million outstanding in construction and other related commitments related to construction, development, tenant improvements, renovation costs, leasing commissions, and general property-related capital expenditures, with approximately $140.3 million expected to be paid in 2009 and approximately $4.7 million expected to be paid in 2010 and 2011.
Insurance
     The Company carries insurance coverage on its properties with policy specifications and insured limits that it believes are adequate given the relative risk of loss, cost of the coverage and standard industry practice. However, certain types of losses (such as from earthquakes and floods) may be either uninsurable or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity and floods. Should a property sustain damage as a result of an earthquake or flood, the Company may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Should an uninsured loss occur, the Company could lose some or all of its capital investment, cash flow and anticipated profits related to one or more properties.
Environmental Matters
     The Company follows a policy of monitoring its properties for the presence of hazardous or toxic substances. The Company is not aware of any environmental liability with respect to the properties that would have a material adverse effect on the Company’s business, assets or results of operations. There can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on the Company’s results of operations and cash flow. The Company carries environmental remediation insurance for its properties. This insurance, subject to certain exclusions and deductibles, covers the cost to remediate environmental damage caused by future spills or the historic presence of previously undiscovered hazardous substances, as well as third-party bodily injury and property damage claims related to the release of hazardous substances.

Repurchase Agreements
     A lease at the King of Prussia Road property contains a provision whereby the tenant, Centocor, Inc. (“Centocor”), holds a right to purchase the property (the “Purchase Option”) from the Company. The Purchase Option is exercisable through the expiration of the underlying lease in March 2014 (the purchase option may also be extended for an additional ten years in the event that Centocor exercises each of two five-year lease extension options). The purchase price is a specified amount within the amended lease agreement if the purchase option is exercised prior to March 31, 2012 (with an annual increase of 3% on April 1 of each subsequent year), but may also be increased for costs incurred (with an implied return to determine estimated triple net rental rates with respect to the costs incurred) and a capitalization rate of 8% if the Company has begun construction of new buildings on the property.
     The acquisition of the Belward Campus Drive (“Belward”) and Shady Grove Road (“Shady Grove”) properties include provisions whereby the seller could repurchase the properties from the Company (individually, the “Repurchase Option”) under specific terms in the future. The Belward Repurchase Option is exercisable at any time during the first three years after the acquisition date, subject to a twelve-month notice provision, at a to-be- determined repurchase price that would result in a 15% unleveraged internal rate of return for the Company (taking into consideration all rents paid to the Company). The Shady Grove Repurchase Option is a one-time option at approximately the tenth anniversary of the acquisition date, subject to a twelve-month notice provision, at a repurchase price of approximately $300.0 million in cash. As each Repurchase Option may be executed only by the seller and would exceed the acquisition prices paid by the Company, no gain would be recorded by the Company unless either Repurchase Option is exercised.
Tax Indemnification Agreements and Minimum Debt Requirements
     As a result of the contribution of properties to the Operating Partnership, the Company has indemnified the contributors of the properties against adverse tax consequences if it directly or indirectly sells, exchanges or otherwise disposes of the properties in a taxable transaction before the tenth anniversary of the completion of the Company’s initial public offering (the “Offering”). The Company also has agreed to use its reasonable best efforts to maintain at least $8.0 million of debt, some of which must be property specific, for a period of ten years following the date of the Offering to enable certain contributors to guarantee the debt in order to defer potential taxable gain they may incur if the Operating Partnership repays the existing debt.
Legal Proceedings
     Although the Company is involved in legal proceedings arising in the ordinary course of business, as of December 31, 2008, the Company is not currently a party to any legal proceedings nor, to its knowledge, is any legal proceeding threatened against it that it believes would have a material adverse effect on its financial position, results of operations or liquidity.
13. Property Acquisitions
     The Company acquired the following property during the year ended December 31, 2008 (dollars in thousands):

	Acquisition	Investment in	In-Place	Total Cash
Property	Date	Real Estate	Lease	Consideration
500 Fairview Avenue	1/28/2008	$3,286	$727	$4,013

Intangible amortization life (in months)		—	57	—
     The Company acquired the following properties during the year ended December 31, 2007 (dollars in thousands):

			Acquired			Acquired
			Above	Deferred Leasing Costs		Below
	Acquisition	Investment in	Market	In-Place	Management	Market	Total Cash
Property	Date	Real Estate	Lease	Lease	Fee	Lease	Consideration
Torreyana Road	3/22/2007	$32,128	$—	$1,937	$57	$(1,082)	$33,040
6114-6154 Nancy Ridge Drive	5/2/2007	37,711	645	—	—	(126)	38,230
9920 Belward Campus Drive	5/8/2007	15,141	—	1,282	145	(1,483)	15,085
Pacific Center Boulevard	8/24/2007	16,893	—	623	118	(855)	16,779
Forbes Boulevard	9/5/2007	32,584	—	886	—	(919)	32,551

		$134,457	$645	$4,728	$320	$(4,465)	$135,685

Weighted-average intangible amortization life (in months)		—	241	42	58	54	—

14. Newly Issued Accounting Pronouncements
     In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141(R)”). SFAS 141(R) retains the fundamental requirements that purchase method of accounting be used for all business combinations, for an acquirer to be identified for each business combination, and retains the guidance for identifying and recognizing intangible assets separately from goodwill. SFAS 141(R) requires an acquirer to recognize the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair-values as of that date, changes the recognition of assets acquired and liabilities assumed arising from contingencies, and changes the recognition and measurement of contingent consideration. In addition, SFAS 141(R) requires that costs incurred to effect the acquisition and restructuring costs that the acquirer expected, but is not obligated to incur, be recognized as an expense separately from the business combination. SFAS 141(R) will also require additional disclosure of information surrounding a business combination, including additional information regarding the nature and financial impact of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of SFAS 141(R) on January 1, 2009 did not have a material impact on the consolidated financial statements.
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”). SFAS 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest and requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. In addition, SFAS 160 establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS 160 may only be applied prospectively, except for the presentation and disclosure requirements, which will be applied retrospectively for all periods presented. As discussed further in Note 3, the accompanying consolidated financial statements have been retrospectively adjusted to reflect the adoption of SFAS 160.
     In February 2008, the FASB issued Staff Position No. FAS 157-2 (“FSP 157-2”), which delayed the effective date of SFAS 157 for non-financial assets and liabilities to fiscal years beginning after November 15, 2008. The Company has applied FSP 157-2 and has not measured any non-financial assets or liabilities at fair-value as of and through the year ending December 31, 2008.
     In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”) as an amendment to SFAS 133. SFAS 161 requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The adoption of SFAS 161 on January 1, 2009 did not have a material impact on the consolidated financial statements.
     In May 2008, the FASB issued FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP 14-1”), an interpretation of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. FSP 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The equity component of the convertible debt will be included in the paid-in capital section of stockholders’ equity and the value of the equity component will be treated as original issue discount for purposes of accounting for the debt component of the debt security. The resulting debt discount will be accreted as additional interest expense over the non-cancellable term of the instrument. FSP 14-1 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2008, with early adoption not permitted. Retrospective application is required for all periods presented. The adoption of FSP 14-1 on January 1, 2009 resulted in a decrease to the gain on extinguishment of debt recognized in 2008 of approximately $2.3 million as a result of the retrospective application of the standard to earlier periods. In addition, the Company believes that FSP 14-1 will result in an increase in the recognition of additional non-cash interest expense of approximately $400,000 to $600,000 on a quarterly basis (net of capitalized interest). As discussed further in Note 5, the accompanying consolidated financial statements have been retrospectively adjusted to reflect the adoption of FSP 14-1.
     In June 2008, the FASB issued FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP 03-6-1”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in earnings allocation in computing earnings per share under the two-class method. The statement is effective for financial statements issued for fiscal years beginning after December 15, 2008 and retrospective application is required for all periods presented. As discussed further in Note 6, the accompanying consolidated financial statements have been retrospectively adjusted to reflect the adoption of FSP 03-6-1.

15. Quarterly Financial Information (unaudited)
     The Company’s selected quarterly information for the years ended December 31, 2008 and 2007 (in thousands, except per share data) was as follows.

	2008 Quarter Ended(1)
	December 31	September 30	June 30	March 31
Total revenues	$83,033	$80,811	$70,771	$67,358
Net income	10,165	17,247	18,566	17,153
Net income attributable to noncontrolling interests	(306)	(570)	(620)	(581)
Preferred dividends	(4,241)	(4,241)	(4,241)	(4,241)
Net income available to common stockholders	$5,618	$12,436	$13,705	$12,331
Net income per share available to common stockholders — basic and diluted	$0.07	$0.17	$0.19	$0.19

	2007 Quarter Ended(1)
	December 31	September 30	June 30	March 31
Total revenues	$64,050	$64,832	$68,429	$68,798
Income from continuing operations	17,822	16,547	17,480	20,359
(Loss)/income from discontinued operations	—	(1)	1,340	387
Net income	17,822	16,546	18,820	20,746
Net income attributable to noncontrolling interests	(574)	(494)	(747)	(715)
Preferred dividends	(4,241)	(4,241)	(4,194)	(4,194)
Net income available to common stockholders	13,007	11,811	13,879	15,837
Income from continuing operations per share available to common stockholders — basic and diluted	$0.20	$0.18	$0.19	$0.24
Net income per share available to common stockholders — basic and diluted	$0.20	$0.18	$0.22	$0.24

(1)	The sum of quarterly financial data may vary from the annual data due to rounding.
     The quarterly financial information for the quarter ended March 31, 2007 does not equal the amounts reported on the Company’s quarterly report on Form 10-Q due to the reclassification of net income to discontinued operations.

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION
As of December 31, 2008
(In thousands)

							Gross amount carried at December 31,
			Initial Cost			Costs	2008
	Year				Buildings	Capitalized		Buildings
	Built/			Ground	and	Subsequent		and		Accumulated
Property	Renovated	Encumbrances	Land	Lease	Improvements	to Acquisition	Land	Improvements	Total	Depreciation	Net
		(1)							(2)	(3)
Albany Street	1922/1998	$—	$1,942	$—	$31,293	$47	$1,942	$31,340	$33,282	$(2,826)	$30,456
Ardentech Court	1997/2008	4,464	2,742	—	5,379	6,919	2,742	12,298	15,040	(1,014)	14,026
Ardenwood Venture	1985	—	3,550	—	10,603	1,553	3,550	12,156	15,706	(781)	14,925
Balboa Avenue	1968/2000	—	1,316	—	9,493	414	1,316	9,907	11,223	(1,108)	10,115
Bayshore Boulevard	2000	14,923	3,667	—	22,593	7,464	3,667	30,057	33,724	(4,337)	29,387
Beckley Street	1999	—	1,480	—	17,590	—	1,480	17,590	19,070	(1,777)	17,293
Bernardo Center Drive	1974/2008	—	2,580	—	13,714	6	2,580	13,720	16,300	(1,335)	14,965
9911 Belward Campus Drive	2001	—	4,160	—	196,814	—	4,160	196,814	200,974	(13,318)	187,656
9920 Belward Campus Drive	2000	—	3,935	—	11,206	—	3,935	11,206	15,141	(587)	14,554

Center for Life Science | Boston(4)	2008	507,128	60,000	—	407,747	246,290	60,000	654,037	714,037	(8,521)	705,516
Bridgeview Technology Park I	1977/2002	11,384	1,315	—	14,716	5,951	2,500	19,482	21,982	(2,242)	19,740
Bridgeview Technology Park II	1977/2002	—	1,522	—	13,066	—	1,522	13,066	14,588	(1,238)	13,350
Charles Street	1986	—	5,000	—	7,033	29	5,000	7,062	12,062	(576)	11,486
Coolidge Avenue	1962/1999	—	2,760	—	7,102	—	2,760	7,102	9,862	(658)	9,204
Dumbarton Circle	1990	—	2,723	—	5,096	93	2,723	5,189	7,912	(1,447)	6,465
Eccles Avenue(4)	1965/1995	—	21,257	—	608	1,770	21,257	2,378	23,635	(608)	23,027
Eisenhower Road	1973/2000	—	416	—	2,614	724	416	3,338	3,754	(321)	3,433
Elliott Avenue	1925/2004	—	10,124	—	38,911	20,595	10,124	59,506	69,630	(2,847)	66,783
21 Erie Street	1925/2004	—	3,366	—	18,372	59	3,366	18,431	21,797	(1,660)	20,137
40 Erie Street	1996	—	7,593	—	33,765	121	7,593	33,886	41,479	(3,039)	38,440
500 Fairview Avenue	1959/1991	—	—	—	3,285	13	—	3,298	3,298	(635)	2,663
530 Fairview Avenue(4)	2008	—	2,703	—	694	36,101	2,703	36,795	39,498	(162)	39,336
Faraday Avenue	1986	—	1,370	—	7,201	—	1,370	7,201	8,571	(593)	7,978
Forbes Boulevard	1978	—	19,250	—	13,334	450	19,250	13,784	33,034	(444)	32,590
Fresh Pond Research Park	1948/2002	—	3,500	—	18,322	250	3,500	18,572	22,072	(1,771)	20,301
George Patterson Boulevard	1996/2005	—	1,575	—	11,029	275	1,575	11,304	12,879	(904)	11,975
Graphics Drive	1992/2007	—	800	—	6,577	5,273	800	11,850	12,650	(1,560)	11,090
Industrial Road	2001/2005	—	12,000	—	41,718	14,081	12,000	55,799	67,799	(10,185)	57,614
John Hopkins Court	1991/2008	—	3,560	—	19,526	10,406	3,560	29,932	33,492	(240)	33,252
Kaiser Drive	1990	—	3,430	—	6,093	2,165	3,430	8,258	11,688	(461)	11,227
500 Kendall Street (Kendall D)	2002	67,810	3,572	—	166,308	572	3,572	166,880	170,452	(15,030)	155,422

							Gross amount carried at December 31,
			Initial Cost			Costs	2008
	Year				Buildings	Capitalized		Buildings
	Built/			Ground	and	Subsequent		and		Accumulated
Property	Renovated	Encumbrances	Land	Lease	Improvements	to Acquisition	Land	Improvements	Total	Depreciation	Net
		(1)							(2)	(3)
King of Prussia Road	1954/2004	—	12,813	—	66,152	547	12,813	66,699	79,512	(7,359)	72,153
Landmark at Eastview(4)(5)	1958/2008	—	—	14,210	61,996	107,136	14,356	168,986	183,342	(9,038)	174,304
Lucent Drive	2004	5,341	265	—	5,888	—	265	5,888	6,153	(527)	5,626
Monte Villa Parkway	1996/2002	9,084	1,020	—	10,711	—	1,020	10,711	11,731	(1,171)	10,560
6114-6154 Nancy Ridge Drive	1994	—	10,100	—	28,611	—	10,100	28,611	38,711	(1,216)	37,495
6828 Nancy Ridge Drive	1983/2001	6,694	2,344	—	9,611	484	2,344	10,095	12,439	(1,115)	11,324
One Research Way	1980/2008	—	1,813	—	6,454	2,937	1,813	9,391	11,204	(101)	11,103
Pacific Center Boulevard	1991	—	5,400	—	11,493	422	5,400	11,915	17,315	(1,016)	16,299
Pacific Research Center(4)	2000	—	74,147	—	142,437	53,354	74,147	195,791	269,938	(4,749)	265,189
Phoenixville Pike	1989/2008	—	1,204	—	10,879	7,735	1,204	18,614	19,818	(1,737)	18,081
Road to the Cure	1977	15,200	4,430	—	19,129	2,619	4,430	21,748	26,178	(634)	25,544
San Diego Science Center	1973/2002	—	3,871	—	21,875	809	3,871	22,684	26,555	(2,395)	24,160
Science Center Drive	1995	11,148	2,630	—	16,029	—	2,630	16,029	18,659	(1,761)	16,898
Shady Grove Road	2003	147,000	28,601	—	197,548	2,165	28,601	199,713	228,314	(13,574)	214,740
Sidney Street	2000	29,184	7,580	—	50,459	29	7,580	50,488	58,068	(4,533)	53,535
Sorrento Valley Boulevard	1982	—	4,140	—	15,034	2	4,140	15,036	19,176	(982)	18,194
Spring Mill Drive	1988	—	1,074	—	7,948	201	1,074	8,149	9,223	(756)	8,467
Trade Centre Avenue	1997	—	3,275	—	15,404	—	3,275	15,404	18,679	(1,143)	17,536
Torreyana Road	1980/1997	—	7,660	—	24,468	—	7,660	24,468	32,128	(1,176)	30,952
9865 Towne Centre Drive	2008	—	5,738	—	2,991	20,270	5,738	23,261	28,999	(660)	28,339
9885 Towne Centre Drive	2001	20,749	4,982	—	28,513	—	4,982	28,513	33,495	(3,118)	30,377
Tributary Street	1983/1998	—	2,060	—	10,597	—	2,060	10,597	12,657	(1,071)	11,586
900 Uniqema Boulevard	2000	1,357	404	—	3,692	—	404	3,692	4,096	(294)	3,802
1000 Uniqema Boulevard	1999	—	1,350	—	13,229	—	1,350	13,229	14,579	(1,075)	13,504
Vassar Street	1950/1998	—	2,040	—	13,841	—	2,040	13,841	15,881	(1,240)	14,641
Waples Street	1983/2005	—	2,470	—	2,907	11,028	2,470	13,935	16,405	(3,323)	13,082
Walnut Street	2004	—	5,200	—	36,068	—	5,200	36,068	41,268	(2,676)	38,592
675 West Kendall Street (Kendall A)	2002	—	4,922	—	121,182	—	4,922	121,182	126,104	(10,856)	115,248
217th Place	1987/2007	—	7,125	—	3,529	14,627	7,125	18,156	25,281	(589)	24,692

Total		$851,466	$401,866	$14,210	$2,120,477	$585,986	$417,407	$2,705,132	$3,122,539	$(162,110)	$2,960,429

(1)	Includes mortgage notes secured by various properties and the construction loan secured by the Center for Life Science | Boston property, but excludes unamortized debt premium of $8,823.

(2)	The aggregate gross cost of the Company’s rental property for federal income tax purposes approximated $3.1 billion as of December 31, 2008 (unaudited).

(3)	Depreciation of building and improvements is recorded on a straight-line basis over the estimated useful lives ranging from 15 years to 40 years.

(4)	The property or a portion of the property was under development or redevelopment as of December 31, 2008.

(5)	During 2007, the Company acquired a fee simple interest in the land at its Landmark at Eastview property. The balance of $14.2 million was subsequently reclassified from ground lease to land.

A reconciliation of historical cost and related accumulated depreciation is as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Investment in real estate:
Balance at beginning of year	$2,912,043	$2,518,300	$1,151,275
Property acquisitions	3,286	134,457	1,296,134
Improvements	207,210	259,286	70,891

Balance at end of year	$3,122,539	$2,912,043	$2,518,300

Accumulated Depreciation:
Balance at beginning of year	$(104,444)	$(60,579)	$(21,904)
Depreciation expense	(57,666)	(43,865)	(38,675)

Balance at end of year	$(162,110)	$(104,444)	$(60,579)

See accompanying report of independent registered public accounting firm.